As filed with the Securities and Exchange Commission on June 15, 2005

Registration No. 333-___________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Scanner Technologies Corporation
(Name of small business issuer in its charter)

New Mexico	3559	85-0169650
(State or Other Jurisdiction	(Primary Standard	(I.R.S. Employer
of Incorporation	Industrial Classification	Identification Number)
or Organization)	Code Number)

Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, Minnesota 55447
(763) 476-8271
(Address and telephone number of principal executive offices and principal place of business)

Elwin M. Beaty, President, Chief Executive Officer and Chief Financial Officer
Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, Minnesota 55447
(763) 476-8271
(Name, address and telephone number of agent for service)

Copies to:

Robert K. Ranum, Esq.
Barbara Müller, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000

Approximate date of commencement of proposed sale to the public:   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:   ☐

_________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(1)

Common stock, no par	3,163,921	$ 1.275	$4,033,999.28	$ 474.80
value, to be sold by
selling shareholders(3)

Common stock, no par	155,000	$ 1.275	$ 197,625.00	$ 23.26
value, to be sold by
selling shareholders(4)

Total				$ 498.06

(1)	Pursuant to Rule 429 under the Securities Act of 1933, this amount does not include $759.70 previously paid relating to 2,750,500 shares of common stock registered pursuant to Registration Statement No. 333-119294, of which 2,386,423 shares remain unsold as of the close of business on May 31, 2005, which shares, along with the 3,318,921 shares being registered hereby, are included in the prospectus contained herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(3)	Represents shares of common stock issuable to selling shareholders pursuant to outstanding warrants held by such selling shareholders, which shares are being registered for resale on a delayed basis pursuant to Rule 415.
(4)	Represents shares of common stock owned by selling shareholders, which shares are being registered for resale on a delayed basis pursuant to Rule 415.

              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated June 15, 2005

PROSPECTUS

[SCANNER logo]

Scanner Technologies Corporation

5,705,344 Shares
of
Common Stock

        Shareholders of Scanner Technologies Corporation identified in this prospectus are offering all of the shares to be sold in the offering. These shares may be offered at any time after the date of this prospectus as set forth under “Plan of Distribution” on page 30 of this prospectus. Prices for the shares may be the market prices prevailing at the time of sale or may be negotiated by the selling shareholder and the buyer. Scanner Technologies Corporation will not receive any of the proceeds from the offering.

        The common stock is quoted on the OTC Bulletin Board under the symbol “SCNI.” The closing sale price of the common stock on June 10, 2005 was $1.35 per share.

        The common stock is a risky investment. Before investing, you should read the “Risk Factors” section, which begins on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________________ 2005

        You should rely only on the information contained in this document. We have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is illegal. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

_________________

FORWARD LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference herein and the exhibits hereto, may include “forward-looking” statements. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to our financing plans, trends affecting our financial condition or results of operations, our growth and operating strategy, product development, competitive strengths, the scope of our intellectual property rights, sales efforts, and the declaration and payment of dividends. Words such as “anticipates,” “believes,” “could” “estimates,” “expects,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will” and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. These factors include, but are not limited to, the factors discussed below under “Risk Factors.”

        You must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

        We caution you to consider carefully these factors as well as any other specific factors discussed with each specific forward-looking statement in this prospectus. In some cases, these factors have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

        We also caution you that forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by us on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-KSB, 10-QSB and 8-K (if any), in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We intend to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our forward-looking statements, and are including the preceding cautionary language for the express purpose of enabling us to use the protections of the safe harbor with respect to all forward-looking statements.

SUMMARY

        We encourage you to read the entire prospectus carefully before investing in our common stock. The following summary is qualified in its entirety by the more detailed information, including the Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

Our Company

        Scanner Technologies Corporation was formerly known as Southwest Capital Corporation (“Southwest Capital”) and was incorporated in 1964 under the laws of New Mexico. Originally formed to provide financial services to small businesses, we divested ourselves of such operations in 1990 and did not operate any business from 1992 until July 2002 when we merged with Scanner Technologies Corporation, a privately held Minnesota corporation (“Scanner Minnesota”). Scanner Minnesota had been formed in 1990 for the purpose of inventing, developing and marketing vision inspection solutions for the semiconductor industry. We are the legal entity surviving such merger; we changed our name to “Scanner Technologies Corporation” at the merger and have continued to operate the business acquired from Scanner Minnesota.

        Our principal offices are located at 14505 21st Avenue N., Suite 220, Minneapolis, Minnesota 55447 (telephone 763-476-8271). Outside of the U.S., we have an office in Singapore, which is primarily engaged in sales of our products. To comply with local laws, the office in Singapore is operated by our wholly-owned subsidiary, Scanner Technologies Corporation International, a Minnesota corporation.

The Offering

Securities registered	3,318,921 shares of common stock.(1)

Securities outstanding as of May 31, 2005	12,216,068(2)

Options and warrants to purchase	5,026,432 shares of common stock.(1)

Use of Proceeds	Scanner Technologies will not receive any proceeds from the sale of common stock in the offering. See “Use of Proceeds.”

_________________

(1)	Includes 3,163,921 shares of common stock issuable upon exercise of the warrants held by the selling shareholders and being registered hereby.
(2)	Does not include shares of common stock issuable upon exercise of outstanding options and warrants.

RISK FACTORS

        Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition and/or operating results of Scanner and the trading price and/or value of our securities could be materially adversely affected.

The semiconductor industry that we serve is highly cyclical, causing significant variability in our results of operations.

        We serve the semiconductor industry, and our business depends heavily upon capital expenditures by manufacturers in this industry. Due to sudden changes in demand for microelectronic products, the semiconductor industry is highly cyclical, with periods of capacity shortage and periods of excess capacity. In periods of excess capacity, there are often drastic changes in the timing and quantity of capital equipment purchases and investments in new technology or capacity needs by our customers, including sharp cuts in purchases of capital equipment, including our products, by customers. The timing, length and volatility of these periods are difficult to predict, resulting in pressure on our revenues, gross margin and net income. In addition to affecting our customers, downturns also challenge our suppliers, vendors and other partners, as well as our management, sales, engineering, manufacturing, customer service and other employees, who are vital to our success.

        During downturns in microelectronic industries, customers typically reduce or delay purchases and/or delay delivery or cancel orders. As a result, it is imperative that we maintain an organization able to quickly and effectively align with market conditions, including bringing our cost structures in line with current industry and overall market conditions. At the same time, it is imperative that we meet the following objectives:

•	continue to serve our existing customers,
•	provide new and improved solutions for new and existing customers, and
•	operate effectively with our suppliers.

        If we are, for any reason, unable to achieve any one or more of the above objectives in an efficient, effective and timely manner, there could be a material adverse effect on our business, financial condition and results of operations. Furthermore, any delays or reductions in future purchases of capital equipment or delays or cancellations of current orders by microelectronic device manufacturers, for any reason, may have a material adverse effect on our business, financial condition and results of operations, because they may result in delays, reductions or cancellations of current orders for the semiconductor industry.

Our future rate of growth is highly dependent on the development and growth of the market for semiconductor device inspection equipment.

        We primarily target our products to address the needs of semiconductor manufacturers for defect inspection. If, for any reason, the market for semiconductor inspection equipment fails to grow in the long term as we expect, we may be unable to maintain current revenue levels in the short term and return to our historical growth in the long term. Growth in this market is dependent to a large extent upon manufacturers replacing manual inspection with automated inspection technology. There is no assurance that manufacturers will undertake this replacement at the rate we expect.

Global economic and political environments are important to economic conditions, and long term continued risk or concerns regarding economic and political circumstances could decrease customer demand for our products.

        Future political or related events similar or comparable to the September 11, 2001 terrorist attacks, significant military conflicts, or long term reactions of governments and society to such events, may significantly affect the willingness or ability of our customers to visit our facilities or trade shows, review our systems’ capabilities and/or purchase or take delivery of our products, as well as our abilities to visit our customers, to perform application studies for our customers, to sell and deliver solutions and to service those solutions. Any decline in the willingness or ability of our customers to travel and visit our facilities, or in our ability to travel and visit our customers, could have a material adverse effect on our business, financial condition and results of operations. In addition, such events could have an adverse effect on the economy generally, and microelectronic industries in particular, causing our customers to reduce or delay capital equipment purchases.

Our sales and operating results can fluctuate significantly from period to period, which may adversely affect the market price of our stock.

        Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or operating results, or lead to significant variability in our operating results. In addition, because a significant portion of our revenue in any particular quarter has historically come from the sale of a relatively small number of systems, the loss of any sale could have a significant negative impact. A variety of factors could cause this variability, including the following:

•	order cancellations or delays in orders by customers;
•	the long sales cycle of our products;
•	decreases in capital spending by our customers;
•	new product introductions by our competitors and competitive pricing pressures;
•	entrance into, or additional resources focused on, our markets by larger competitors;
•	component shortages resulting in manufacturing delays; and
•	delays in the development, introduction and manufacture of our products.

        We cannot predict the impact of these and other factors on our revenues and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

The market acceptance of our products is critical to our growth.

        Semiconductor manufacturing equipment and processes are subject to rapid technological changes. We continue to spend a significant amount of time and resources developing new systems, new models to existing system series and improvements or enhancements on current models. Due to the length of the product development cycles in our industry, we must make these significant time and resource expenditures well in advance of any prospect of a revenue stream from such new products. If our customers do not continue to accept our current products and also accept and integrate our new products into their operations, our revenue, cash flow, operating results or stock price could be negatively impacted.

If we are unable to keep pace with rapid technological changes by developing and introducing successful new products and technologies in a timely manner, our products may become obsolete and our business will be harmed.

        The microelectronic capital equipment manufacturing business is a highly competitive business and microelectronic device manufacturing equipment and processes are subject to rapid technological changes. We believe that our future success will depend in part upon our ability to continue to enhance our existing product line to meet customer needs and to develop and introduce new products in a timely manner. We cannot assure you that our efforts to improve and advance existing products and to develop new products will be successful or that we will be able to respond effectively to technological change. In addition, we cannot assure that we will choose the most opportunistic new markets and applications.

        We continue to make and/or review significant investments in research, development and engineering in new technology and/or businesses with new or complementary products, services and/or technologies, and we are aware of the numerous risks associated therewith, including but not limited to:

•	diversion of management’s attention from day to day operational matters;
•	lack of synergy, or the inability to realize expected synergies;
•	failure to commercialize the new technology or business;
•	failure to meet the expected performance of the new technology or business;
•	lower-than-expected market opportunities or market acceptance of any new products; and
•	unexpected reduction of sales of existing products by new products.

        If we are unsuccessful at developing new products and technologies, our market share, revenue, financial condition, operating results and/or stock price could be negatively impacted.

Our products are complex and any product or process development issues could negatively impact our operations or financial results.

        Our products are complex, and often the applications of our customers are unique. We believe that our future success will depend in part upon our ability to meet our customers’ functionality and reliability requirements in a timely manner. We cannot be sure that our product offerings, application assistance, enhancement efforts or our new product development efforts will fulfill every functionality and reliability requirement. In addition, new product offerings that are highly complex in terms of software or hardware may require application or service work such as bug fixing prior to acceptance, thereby delaying revenue recognition. If we are unsuccessful in these areas, our market share, revenue, financial condition, operating results or stock price could be negatively impacted.

Our market is highly competitive, and we may lose business to larger and better-financed competitors.

        The semiconductor defect inspection equipment industry is highly competitive in all areas of the world. We have many domestic and foreign competitors. Most of these competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we have. Unless we are able to invest significant financial resources in developing products and enhancing customer support worldwide, and are able to gain customer acceptance of our products, we may not be able to compete effectively.

Our operating results could be negatively impacted if we are unable to obtain the necessary resources to invest in our growth.

        We intend to continue to make investments to support business growth and may require additional funds to respond to business challenges, which include the need to develop new products or enhance existing products, enhance our operating infrastructure, acquire complementary businesses and technologies and satisfy working capital requirements. Accordingly, we may need to engage in equity or debt financing to secure additional funds. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our business may be harmed if we fail to obtain and protect our intellectual property rights.

        Our success depends in part upon our ability to obtain intellectual property rights and licenses and to preserve other intellectual property rights covering our products and our products under development. To protect these rights, we have obtained nine domestic patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking intellectual property protection can be time-consuming and expensive. We cannot ensure that:

•	patents will be issued from currently pending or future applications;
•	our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;
•	foreign intellectual property laws will protect our intellectual property rights; or
•	others will not independently develop similar products, duplicate our products or design around our technology.

        If we do not successfully protect and then enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We are reviewing the possibility of licensing our technologies to third parties to provide additional revenues. There is, however, no assurance that we will be successful in obtaining licenses on financially advantageous terms, and we may need to initiate lawsuits, and incur legal fees and other costs, to force potential licensees to acknowledge our proprietary rights and enter into appropriate licenses.

        We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees, consultants, key customers and vendors to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these people.

We are involved in patent litigation against ICOS Vision Systems Corp. N.V., and we will continue to incur significant legal costs.

        In 2000, we instituted a lawsuit against ICOS Vision Systems Corp. N.V. for infringement of two of our patents. The patents related to three-dimensional ball array inspection apparatus and method. In June 2003, we reached a settlement concerning one-illumination source inspection systems. Pursuant to the settlement agreement, ICOS made a one-time payment of $400,000 to us to settle all issues with regard to these one-light source inspection systems. The court found no infringement with regard to the two-illumination source devices that ICOS sold. We agreed to the settlement in order to allow us to immediately appeal the court’s ruling concerning inspection systems involving two light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. In April 2004, the United States Court of Appeals ruled in our favor, finding that the claim terms “an illumination apparatus” and “illuminating” in our patents encompass one as well as more illumination sources and overturned the District Court’s entry of summary judgment of no infringement. A trial, to be decided by the judge, was held in March 2005 in the U. S. District Court for the Southern District of New York regarding our ongoing litigation with ICOS. Scanner’s prayer for relief includes requests for damages in the form of lost profits, a trebling of damages pursuant to 35 USC 284 and attorneys’ fees and costs. In its answer to the complaint, ICOS included counterclaims alleging various forms of unfair competition as well as seeking a declaration that the patents are invalid and not infringed. In addition, ICOS is requesting attorneys’ fees and costs. The judge is not expected to issue his decision on the case before June 2005. We intend to continue to vigorously enforce our patent rights and may incur significant additional expenses in 2005 to pursue the lawsuit. There can be no assurance that we will prevail in such litigation and we may suffer an adverse result requiring us to pay damages or royalties adversely affecting our business.

Third parties may claim that we are infringing upon their intellectual property, and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

        Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing upon the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe upon the intellectual property rights of others, we could be forced to either seek a license to those intellectual property rights or to alter our products so that they no longer infringe. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing upon the rights of others may be costly or impractical.

        We may become responsible for patent litigation costs. If we were to become involved in further disputes regarding intellectual property (in addition to the ongoing litigation against ICOS), whether ours or that of another company, we may have to participate in additional legal proceedings. These types of proceedings may be costly and time-consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products or processes, stop making products or stop using processes.

Our success is highly dependent on our ability to retain our management team.

        Our success depends, to a significant degree, on the efforts of Elwin M. Beaty, our President, Chief Executive Officer and Chief Financial Officer, and David P. Mork, Senior Vice President. There is no assurance that their services will remain available to us or that we will be successful under their management. We do have an employment agreement with each of Mr. Beaty and Mr. Mork, but the employment agreements may be terminated by either party with a thirty-day notice. We carry key person life insurance on Mr. Beaty but not on Mr. Mork.

Our dependence on a few significant customers exposes us to operating risks.

        Sales to our three largest customers accounted for approximately 62% of our revenues in 2004. Our customers are able to cancel orders prior to shipment with few or no penalties. If a significant customer reduces orders or delays shipments for any reason, our revenues, operating results and financial condition will be negatively affected. In addition, our ability to increase our sales will depend in part upon our ability to obtain orders from new customers for whom there is intense competition.

We may lose customers because we started marketing our own systems to end-users.

        In the past, we were selling our products exclusively to original equipment manufacturers for inclusion in their equipment and subsequent resale to the end-user. However, in 2003, we began marketing a line of products directly to end-users. Some of our current customers may consider us in the future as competitors with regard to the sale of inspection systems and stop buying our modules for inclusion in their equipment.

Our dependence on subcontractors and sole or limited source suppliers may prevent us from delivering an acceptable product on a timely basis and could result in disruption of our operations.

        We rely on subcontractors to manufacture many of the components and subassemblies for our products and we depend on single or limited source suppliers for some of our components. Our reliance on subcontractors reduces the level of control we have over the manufacturing process and exposes us to significant risks such as inadequate capacity, late delivery, substandard quality and high costs.

        If a supplier were to become unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture the components internally. We generally do not have written supply agreements with our single or limited source suppliers and purchase our custom components through blanket and individual purchase orders. If we were unable to obtain these components in a timely fashion, we may not be able to meet demands for future shipments. We believe that we would be able to find alternative solutions if supplies were unavailable from any of our sole source suppliers. This may take time, and the disruption would adversely affect our results of operations.

We assemble and test all of our vision inspection modules at one facility, and any disruption in the operations of that facility could adversely impact our business and operating results.

        Our processes for manufacturing our automated inspection systems require sophisticated and costly equipment and specially designed facilities. The vision inspection modules that are sold to our OEM customers or built into the systems we are manufacturing ourselves are assembled at our facility in Minneapolis, Minnesota. Any disruption in the operation of that facility, whether due to technical or labor difficulties, destruction or damage from fire or earthquake, infrastructure failures such as power or water shortage or any other reason, could interrupt our manufacturing operations, impair critical systems, disrupt communications with our customers and suppliers and cause us to write off inventory and to lose sales.

Failure to adjust our orders for parts and subcomponents in an accurate and timely manner in response to changing market conditions or customer acceptance of our products could adversely affect our financial position and earnings.

        Our earnings could be harmed and our inventory levels could materially increase if we are unable to predict our inventory needs in an accurate and timely manner and adjust our orders for parts and subcomponents should our needs increase or decrease materially due to unexpected increases or decreases in demand for our products. Any material increase in our inventories could result in an adverse effect on our financial position, while any material decrease in our ability to procure needed inventories could result in an inability to supply customer demand for our products thus adversely affecting our revenues.

When we are required to account for stock options and warrants as a compensation expense, our net income and earnings per share may be significantly reduced.

        Some companies have begun to account for stock options and warrants as compensation expense thus resulting in a reduction of their net income and earnings per share. We currently grant all options and warrants at fair market value or above and do not record compensation expense in connection with the grants. Beginning with the first quarter of the year ending December 31, 2006, we will be required to record the fair market value of all stock options and warrants as compensation expense in our consolidated financial statements and, as a result, our net income and earnings per share may be significantly reduced.

Increased competition could impair sales of our products or cause us to reduce our prices.

        We expect our current competitors and other companies to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. Competitive pressures may from time to time require us to selectively reduce prices on our systems in an effort to protect our market share. Even if we reduce prices, our potential customers may choose to purchase competing products developed by our competitors, many of whom have development, production, marketing and distribution resources significantly greater than our own. Price reductions or lost sales as a result of these competitive pressures would reduce our total revenues and adversely impact our financial results.

We have accumulated a deficit.

        We had an accumulated deficit in the total amount of $3,300,668 as of March 31, 2005 compared to deficits in the total amount of $2,387,248 and $3,439,972 as of December 31, 2004 and 2003, respectively. We believe the general improvement in industry conditions contributed to the improvement in Scanner’s operations in 2004, whereas operations in 2005 are adversely affected by a lack of demand in the semiconductor marketplace. We will continue to be subject to the cyclical nature of the semiconductor marketplace. However, even if the economic situation in general and the situation of the semiconductor industry in particular improves in the future, there is no guarantee that we will be able to eliminate the deficit and operate our business profitably.

We are effectively controlled by our management, which may limit a shareholder’s ability to influence shareholder matters or to receive a premium for shares through a change in control.

        Our executive officers and directors and their affiliates own 8,012,178 shares of our common stock (including immediately exercisable warrants to purchase 1,614,064 shares and exercisable options to purchase 400,000 shares), or 56.3%, of the outstanding shares of common stock (assuming the exercise of all exercisable warrants and options held by officers and directors). As a result, they effectively control us and direct our affairs and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company, and some transactions may be more difficult or impossible without the support of these shareholders.

Our stock price is volatile, and you may not be able to resell your shares at or above the price at which you acquired your shares.

        The market price of our common stock has been subject to significant volatility, and trading volume historically has been low. Factors affecting our market price include:

•	our perceived prospects;
•	negative variances in our operating results, and achievement of key business targets;
•	limited trading volume in shares of our common stock in the public market;
•	sales or purchases of large blocks of our stock;
•	changes in, or our failure to meet, our earnings estimates;
•	changes in securities analysts’ buy/sell recommendations;
•	differences between our reported results and those expected by investors and securities analysts;
•	announcements of new contracts by us or our competitors;
•	announcements of legal claims against us;
•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	developments in the financial markets;
•	general economic, political or stock market conditions; and
•	lack of adequate analyst and broker coverage.

        In addition, our stock prices may fluctuate in ways unrelated or disproportionate to our operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Our stock is quoted on the Over-The-Counter Bulletin Board (OTCBB).

        Our common stock is quoted on the OTCBB under the symbol “SCNI.” Our listing on the OTCBB limits our ability to raise money in an equity financing because most institutional investors do not consider OTCBB stocks for their portfolios. Your ability to trade in our stock is limited due to the fact that only a limited number of market makers quote our stock on the OTCBB. Trading volume in OTCBB stocks is historically lower, and stock prices of OTCBB stocks are more volatile, than stocks traded on an exchange or the Nasdaq Stock Market. There is no guarantee that we will ever qualify for trading on an exchange or the Nasdaq Stock Market.

Our stock is subject to the “Penny Stock” rules, which may make it difficult for you to sell your shares.

        In addition, our common stock is subject to certain rules of the Securities and Exchange Commission relating to so-called “penny stock.” Penny stocks are generally defined as any security not listed on a national securities exchange or the Nasdaq Stock Market, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase.

        The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

We do not anticipate declaring any cash dividends on our common stock.

        We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

The market price of our common stock may drop significantly when this registration statement is declared effective.

        Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through future sales of equity securities. Including the securities offered by the selling shareholders pursuant to this prospectus, as of May 31, 2005, 12,216,068 shares of our common stock, and options and warrants to acquire an aggregate of 5,026,432 shares of our common stock were issued and outstanding. The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

DILUTION

        This offering is for sales of stock by the selling shareholders on a continuous or delayed basis in the future. Sales of common stock by such shareholders will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares might not bear any rational relationship to net tangible book value per share.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

        The selling shareholders will pay any expenses incurred by them for brokerage, accounting or tax services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration and filing fees and fees and expenses of our counsel and our accountants.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES

Dividends

        We have never paid cash dividends on its Common Stock and do not intend to do so in the foreseeable future. Scanner currently intends to retain its earnings for the operation and expansion of its business. Our continued need to retain earnings for operations and expansion is likely to limit our ability to pay future cash dividends.

Market Information

        Scanner’s Common Stock is currently quoted on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SCNI.” The following table sets forth, for the period from January 1, 2003 through March 31, 2005, the range of high and low bid information for our Common Stock on the OTCBB. The prices represent quotations between dealers without adjustment for retail markups, markdowns, or commissions and may not represent actual transactions.

	2005		2004		2003
	High	Low	High	Low	High	Low
First Quarter	3.15	2.34	1.85	1.10	3.25	1.75
Second Quarter			3.50	1.65	4.25	2.05
Third Quarter			3.05	2.11	2.90	1.50
Fourth Quarter			2.94	1.50	1.65	1.05

        The shares of Common Stock are subject to various governmental or regulatory body rules, including the Securities Act of 1933 and regulations thereto, the Securities Act of 1934 and regulations thereto, and rules promulgated by NASD, which may affect the liquidity of the shares.

Holders

        There were approximately 900 holders of record of Scanner’s Common Stock as of May 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

        We generate revenues from the sale of machine-vision inspection devices used in the semiconductor industry for the inspection of integrated circuits. The devices include machine-vision modules sold to original equipment manufacturers that use the modules as a component of inspection systems they sell to end users, as well as complete machine-vision inspection systems that we sell to end users. Because we sell relatively few of our devices each year, our business is characterized by uneven quarterly results that are dependent on the timing of sales and revenue recognition.

        During recent years, our operations were adversely affected by a lack of demand in the semiconductor marketplace, which caused many of our potential customers to cease or defer purchases of capital equipment such as the inspection equipment offered by Scanner. According to information provided by Semiconductor Equipment and Materials International (“SEMI”), a trade association of semiconductor equipment and material manufacturers, sales of semiconductor equipment for 2004 totaled $37.08 billion, but are expected to decline in 2005 to a total of $33.49 billion. SEMI expects the market for semiconductor equipment to bounce back in 2006 and to increase by 3.07% to $34.52 billion, before growing 14.76% in 2007, to $39.61 billion. We believe the general improvement in industry conditions contributed to the improvement in Scanner’s operations in 2004, whereas operations in 2005 are adversely affected by a lack of demand in the semiconductor marketplace. We will continue to be subject to the cyclical nature of the semiconductor marketplace.

        In addition to general trends in the semiconductor marketplace, we must compete for sales with other providers of machine-vision inspection equipment, most of whom are larger, better financed and offer a broader selection of products. We must compete on the basis of price, product performance including speed and size of defects detected, ease of use and technological advancement. During 2003, we commenced sales of our VisionFlex inspection systems that were introduced in July 2002. We must continue research and development to improve existing products and introduce new products in order to compete effectively with other providers of inspection equipment.

        We believe we hold a strong position with respect to our proprietary rights in key technology. In March 2005, we completed a trial relating to our patent infringement lawsuit against ICOS Vision Systems Corp. N.V. and, as of the date of this prospectus, are awaiting the court’s ruling. We are reviewing the possibility of licensing our technologies to third parties to provide additional revenues.

        Our working capital position improved in 2004 primarily due to profitable operations and to the sale of common stock and warrants in a private placement, the exercise of warrants and the payments of notes receivable for common stock. During the three months ended March 31, 2005 the working capital position decreased primarily due to the net effect of the operating loss offset by the exercise of stock options. We believe that our working capital at March 31, 2005 and the current line of credit are adequate for at least the next twelve months of operations and do not currently anticipate a need for additional financing.

Critical Accounting Policies

        The discussion and analysis of financial condition and results of operations is based upon the condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to bad debts, excess inventories, warranty obligations, income taxes, contingencies and litigation. Our estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its condensed consolidated financial statements.

•	Revenue recognition;
•	Allowances for doubtful accounts and excess and obsolete inventories;
•	Patent rights;
•	Accounting for income taxes;
•	Accounting and valuation of options and warrants;

        Revenue is earned primarily through sales of vision inspection products to distributors and to third party customers. For sales to distributors, revenue is recognized upon shipment as the distributors have no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment; however, the customer has certain acceptance provisions relating to installation and training. These provisions require Scanner to defer revenue recognition until the equipment is installed and the customers’ personnel are trained. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

        Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

        Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out method. We have provided an allowance for estimated excess and obsolete inventories equal to the difference between the cost of inventories and the estimated fair value based on assumptions about future demand and market conditions.

        Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over six years. Patent rights are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. This evaluation is performed at least annually. An impairment loss is recognized when estimated cash flows to be generated by those assets are less than the carrying value of the assets. When impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

        We are taxed as a domestic U.S. corporation under the Internal Revenue Code. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized.

        We account for employee stock options under Accounting Principles Opinion No. 25, “Accounting for Stock Issued to Employees,” and provides the disclosures required by Statement of Financial Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” Options and warrants to non-employees are accounted for as required by SFAS No. 123.

        We estimate the fair value of warrants at the grant date using the Black-Scholes option pricing model. The model takes into consideration weighted average assumptions related to the following: risk-free interest rate; expected life years; expected volatility; and expected dividend rate. Since Scanner’s stock is thinly traded, we are essentially a nonpublic entity. Therefore, volatility is set at 0% as permitted by SFAS No. 123.

Liquidity and Capital Resources for the three-month period ended March 31, 2005

        In 2004, we renewed our previous line of credit through August 1, 2005. The line was decreased by $600,000 from $1,300,000 to $700,000 with an interest rate at prime (5.75% at March 31, 2005), and we provided the bank with a security interest in its general business assets. The line is guaranteed by five individuals who received three-year warrants to purchase 175,000 shares of common stock at $3.50 per share for their financial support. Our outstanding indebtedness under the line was $490,000 at March 31, 2005.

        We believe that the line of credit, existing working capital and anticipated cash flows from equity investments will be adequate to satisfy projected operating and capital requirements for the next 12 months.

        Net cash used by operating activities for the three months ended March 31, 2005 totaled $291,171. Negative operating cashflows resulted primarily from the net loss of $913,420 for the period being offset by net non-cash adjustments of $53,667 relating primarily to stock option compensation expense and depreciation and amortization and by net changes in operating assets and liabilities of $568,582 relating primarily to a decrease in receivables and an increase in accounts payable.

        Net cash used by investing activities for the three months ended March 31, 2005 totaled $5,638. The funds were used to purchase property and equipment.

        Net cash provided by financing activities for the three months ended March 31, 2005 totaled $79,500. The amount relates to proceeds from the exercise of stock options.

        At December 31, 2004, our obligations and commitments to make future payments under debt and lease agreements are as follows:

	Payments due by Year
	2005	2006	2007	Total
Line of credit	$490,000	$—	$—	$490,000
Operating leases	113,400	102,000	20,100	235,500

Total	$603,400	$102,000	$20,100	$725,500

Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        Sales for the three months ended March 31, 2005, were $504,219 compared to $1,249,784 for the three months ended March 31, 2004. The sales decrease in 2005 relates primarily to decreased sales of our robotic inspection systems to end users and a decrease in the purchases of capital equipment by customers in the semiconductor industry.

        Cost of goods sold decreased by $116,970 to $235,630 in the three months ended March 31, 2005, from $352,600 in 2004. Cost of goods sold as a percentage of sales increased by 18.5% to 46.7% in 2005 compared to 28.2% in 2004. In 2005, material cost increased 1.8% as a percent of sales. This increase was supplemented by an increase in manufacturing costs as a percent of sales primarily because of the large decrease in sales, which caused fixed manufacturing costs to be spread over a smaller base.

        Selling, general and administrative expenses increased by $75,580 to $639,752 for the three months ended March 31, 2005, compared to $564,172 in the same quarter of 2004. The increase in expenses related primarily to increases in other professional fees of approximately $44,000, relating to our marketing and financing activities and directors fees, and $33,000 of stock option compensation expense.

        Research and development expenses were $46,090 in the three months ended March 31, 2005 compared to $93,290 for the three months ended March 31, 2004. The research and development activities related to our development and improvement of Scanner’s own line of robotic inspection systems for sale to end users. The decrease in expenses related primarily to reduced personnel costs of approximately $46,000. The development process is continuing.

        Legal fees increased by $421,887 to $490,390 in the three months ended March 31, 2005, from $68,503 in the same quarter of 2004. A significant portion of the legal fees in both periods related to the patent infringement claims brought by us against a competitor, which claims went to trial in March 2005.

        Other income (expense) was ($4,577) in the three months ended March 31, 2005, compared to $170,853 in the same quarter of 2004. In 2004, we won a lawsuit relating to fees and expenses charged by two law firms previously handling its patent infringement claim. The court ruled that the legal fees and expenses billed by the firms were excessive in the amount of $322,432. This amount, which was included in accounts payable at December 31, 2003, was recorded as other income in the three months ended March 31, 2004. Interest expense was $144,916 lower in the first quarter of 2005 than it was in the first quarter of 2004, due primarily to the difference in amortization of the warrant valuation related to the renewal of the line of credit in the same quarter of 2003.

        We recognized no income tax benefit to offset the loss before income taxes in the three months ended March 31, 2005, as no tax benefit was available to Scanner. We recognized no federal income tax expense to offset the income before income taxes in the three months ended March 31, 2004 because the income was offset by operating loss carryforwards. The taxes provided in both periods represented minimum state taxes.

        The net loss for the three months ended March 31, 2005 was $913,420, or $.08 per share, compared to net income of $340,272, or $.03 per share in the same quarter of 2004. The change was the result of decreased gross profit of $628,595, increased operating expenses of $450,267 and decreased net other income of $175,430 offset by reduced income taxes of $600.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Sales for the year ended December 31, 2004, were $5,834,005 compared to $2,833,338 for the year ended December 31, 2003. The sales increase in 2004 relates primarily to increased sales of Scanner’s robotic inspection systems to end users and an increase in the purchases of capital equipment by customers in the semiconductor industry.

        Cost of goods sold increased by $924,650 to $1,752,335 in the year ended December 31, 2004, from $827,685 in 2003. Cost of goods sold as a percentage of sales increased by 0.8% to 30.0% in 2004 compared to 29.2% in 2003. In 2004, material cost increased 1.5% as a percent of sales. This increase was offset by a decrease in manufacturing costs as a percentage of sales primarily because of the large increase in sales.

        Selling, general and administrative expenses increased by $821,177 to $2,155,009 for the year ended December 31, 2004, compared to $1,333,832 in the prior year. The increase in expenses related primarily to increases of approximately $500,000 in salaries and related items, as a result of increased personnel, and increases in marketing expenses, primarily commissions and travel, of approximately $163,700.

        Research and development expenses were $504,962 in the year ended December 31, 2004 compared to $530,362 for the year ended December 31, 2003. The research and development activities related to the development of our own line of robotic inspection systems for sale to end users was in its early stages in 2003. The decrease related primarily to reduced personnel costs of approximately $65,600. The development process is continuing.

        Legal fees increased by $85,346 to $475,861 in the year ended December 31, 2004, from $390,515 in 2003. A significant portion of the legal fees in both periods related to the patent infringement claims brought by Scanner against a competitor and costs related to internally developed new patents.

        Other income (expense) was $108,486 in the year ended December 31, 2004, compared to ($212,711) in 2003. In 2004, we won a lawsuit relating to fees and expenses charged by two law firms previously handling their patent infringement claim. The court ruled that the legal fees and expenses billed by the firms were excessive in the amount of $322,432. This amount, which was included in accounts payable at December 31, 2003, was recorded as other income in 2004. In 2003, we settled a portion of its litigation relating to its patent infringement claim for $400,000. In connection with the settlement and a prior agreement, Scanner paid its President $160,000. The net amount of $240,000 is included in other income in 2003. Interest expense was $226,116 lower in 2004 than it was in 2003, due primarily to the amortization of the warrant valuation related to the renewal of the line of credit in 2003.

        We recognized no federal income tax expense to offset the income before income taxes in the year ended December 31, 2004 because the income was offset by utilized operating loss carryforwards. We recognized no income tax benefit to offset the loss before income taxes in the year ended December 31,

2003, as no tax benefit was available to Scanner. The $1,600 of taxes provided in the year ended December 31, 2004 represented minimum state taxes.

        The net income for the year ended December 31, 2004 was $1,052,724 ($0.10 basic and $0.08 diluted per share), compared to a net loss of $464,567 ($0.05 per share), in 2003. The change was primarily the result of an increased gross profit of $2,076,017, increased nonoperating income of $321,197 and reduced income taxes of $1,200, offset by increased expenses of $881,123.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Sales for the year ended December 31, 2003, were $2,833,338 compared to $1,241,215 for the year ended December 31, 2002. Our revenues were adversely affected by the lack of demand in the semiconductor industry which has caused reduced spending by semiconductor manufactures for capital equipment such as that offered by Scanner. The sales increase in 2003 related primarily to the initial sales of Scanner’s robotic inspection systems to end users and an increase in the purchases of capital equipment by customers in the semiconductor industry.

        Cost of goods sold increased by $466,272 to $827,685 in the year ended December 31, 2003, from $361,413 in 2002. Cost of goods sold as a percentage of sales increased by 0.1% to 29.2% in 2003 compared to 29.1% in 2002. In 2003, manufacturing expenses decreased as a percent of sales primarily because of the increase in sales. This decrease was offset by an increase in material cost as a percent of sales.

        Selling, general and administrative expenses decreased by $269,150 to $1,333,832 for the year ended December 31, 2003, compared to $1,602,982 in the prior year. Decreases in amortization of deferred stock option compensation, professional costs, and license fees of approximately $284,000, $76,000 and $39,000, respectively, were partially offset by increases of approximately $73,000 in salaries and related items, as a result of increased personnel, and an increase of approximately $36,000 in amortization of patent rights. Our 1991 Stock Options and Award Plan was terminated in 2002. All outstanding options were exercised or cancelled at that time; therefore, there was no option activity in 2003. Professional costs decreased primarily due to additional costs being incurred in 2002 related to the merger with Southwest Capital Corporation in July 2002. Upon consummation of the merger, we became the owner of the patent rights and its licensing agreement was terminated.

        Research and development expenses were $530,362 in the year ended December 31, 2003 compared to $798,650 for the year ended December 31, 2002. The research and development activities related to our development of its own line of robotic inspection systems for sale to end users which activities were in their early stages in 2002. The development process continued in 2003 with the first unit being sold in April 2003. The decrease in expenses related primarily to reduced personnel costs of approximately $197,000.

        Legal fees decreased by $157,096 to $390,515 in the year ended December 31, 2003, from $547,611 in 2002. A significant portion of the legal fees in both periods related to the patent infringement claim brought by Scanner against a competitor.

        Other income (expense) was ($212,711) in the year ended December 31, 2003, compared to ($22,608) in 2002. In 2003, we settled a portion of its litigation relating to its patent infringement claim for $400,000. In connection with the settlement and a prior agreement, Scanner paid its President $160,000. The net amount of $240,000 is included in other income in 2003. Interest expense was $429,948 higher in 2003 than it was in 2002. The increase relates primarily to the $397,849 amortization of the warrant valuation related to the renewal of the line of credit and to additional debt outstanding.

        We recognized no income tax benefit to offset the loss before income taxes in the year ended December 31, 2003, as no tax benefit is available to us. The $2,800 of taxes provided in the year ended December 31, 2003 represented minimum state taxes. A benefit of $71,900 was recognized in the year ended December 31, 2002.

        The net loss for the year ended December 31, 2003 was $464,567 ($0.05 per share) compared to a net loss of $2,020,149 ($0.24 per share). The decrease in the net loss was the result of an increase in gross margin of $1,125,851 and decreased operating expenses of $694,534, offset by increased net nonoperating expenses of $190,103 and by increased income taxes of $74,700.

DESCRIPTION OF BUSINESS

General Business Development

        In July 2002, Scanner Technologies Corporation, a privately held Minnesota corporation formed in 1990 for the purpose of inventing, developing and marketing vision inspection solutions for the semiconductor industry, merged with Southwest Capital Corporation, a New Mexico corporation formed in 1964. Southwest Capital Corporation survived the merger and changed its name to Scanner Technologies Corporation, which entity continued to operate the business of the Minnesota corporation.

        Our principal offices are located at 14505 21st Ave. N., #220, in Minneapolis, Minnesota 55447. Outside of the U.S., we have an office in Singapore, which is primarily engaged in sales of Scanner products. To comply with local laws, the office in Singapore is operated by Scanner’s wholly-owned subsidiary, Scanner Technologies Corporation International, a Minnesota corporation.

Industry

        Scanner invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits.

        Integrated circuits can be divided into two general categories:

Leaded devices: These are integrated circuits with fragile leads extending from the perimeter of the package that provide the electrical interconnects between the integrated circuit and the other components that constitute an electronic product.

Ball array devices: These are integrated circuits that have an array of small conductive spheres, or balls, mounted to the bottom of the integrated circuit package. These balls serve the same function as the leads in the first category.

        Integrated circuits are designed to be assembled to circuit substrates or printed circuit boards that are key components of familiar products such as personal computers, cell phones, TV’s, automotive electronics, games, toys, DVD and CD players, satellites and avionics to name a few. Each and every lead or ball must be accurately placed as defined by the integrated circuit package specification to insure a reliable interface between the lead/ball and the circuit substrate. Any misalignment, due to bent leads, imperfectly placed or damaged balls, or missing balls will result in a defective product.

        The manufacture of integrated circuits is a complex sequence of discrete steps that requires precise process controls and verification through testing.

        The last three steps prior to the final “Pack & Ship” – “1st Vision Inspection,” “Electrical Test” and “2nd Vision Inspection” are the focus of Scanner’s design efforts. During the final stages of the manufacturing process, “Singulation Trim & Form Ball Attach” and “Electrical Test,” the integrated circuits can be damaged requiring the “1st Vision Inspection” and “2nd Vision Inspection.”

Scanner Products

Three-dimensional (3D) Inspection Modules

Many manufacturers of integrated circuit devices use robotic inspection systems with a pick and place mechanism to automatically inspect and sort integrated circuits in the manufacturing process. Such an inspection system uses machine vision technology to inspect both leaded and ball array devices to ensure that the devices conform to the specifications, then sorts them into pass or fail categories. The inspection system can also perform other operations such as inspecting the nomenclature printed on the package of the integrated circuit and sealing the good parts into tape. The 3D inspection modules developed and manufactured by Scanner form the machine-vision element of such inspection systems.

Customers purchasing Scanner’s modules are generally included in the following two groups:

Original Equipment Manufacturers (OEM) which integrate Scanner’s modules into robotic inspection systems they produce for sale to end users; and

End users themselves, i.e. the manufacturers and assemblers of integrated circuits.

Scanner has developed the following core products as inspection modules:

UltraVim Module, used for 3D inspections of leaded devices and 2D inspections of ball devices.

UltraVim Plus Module, used for 3D inspections of leaded devices as well as of ball devices.

UltraMark, used for the inspection of the nomenclature printed or etched on integrated circuits to insure that the markings are correct and legible.

        The UltraVim Module and the UltraVim Plus Module incorporate technology covered by patents owned by Scanner.

        We believe that Scanner’s inspection modules have the following competitive advantages when compared with similar products offered by Scanner’s competitors:

•	Scanner’s modules do not have to be adjusted for various users, thereby reducing the operator skill required to operate the inspection system and, therefore, lowering the associated labor rate to the end user.
•	Scanner’s modules are easy to set up and do not require extensive training, thereby reducing device changeover costs and lowering operator training and support costs to the end user.
•	Scanner’s modules make the high speed inspection of integrated circuits possible, thereby increasing the manufacturing efficiency while reducing the total number of machines required, which results in increased profits to the end user.
•	The automatic calibration of Scanner’s modules insures accurate inspections resulting in increased yields and profits to the customer and lowers the operator skill required to maintain the equipment and the associated labor rate to end user.

Three-dimensional (3D) Inspection Systems

        In July 2002, Scanner introduced the first in a series of products of three-dimensional inspection systems under the product line name “VisionFlex.” Sales of these inspection systems commenced during the year ended December 31, 2003.

Markets for Scanner’s Products

        According to the Semiconductor Industry Association (SIA), global semiconductor sales rose to $213 billion in 2004, up 28% from the global revenue of $166.4 billion recorded in 2003. In January 2005, SIA projected for 2005 essentially flat sales at the level of 2004. Industry performance depends on consumer electronics because purchases by individual consumers now account for more than half of all chip sales, according to SIA.

        Sales of semiconductor equipment were estimated to have reached $35.31 billion in 2004. According to a forecast published in December of 2004 by Semiconductor Equipment and Materials International (“SEMI”), a trade association of semiconductor equipment and material manufacturers, sales of semiconductor equipment are expected to decline by 5.15% in 2005, to a total of $33.49 billion. According to SEMI, electronics makers earmarked chip-intensive consumer products such as flat-panel TVs for growth and increased production, but a slower-than-expected demand led to increased inventories, which hurt the chip demand and resulted in reduced capital investments by semiconductor makers. However, SEMI expects the semiconductor equipment market to grow again in 2006, expanding by 3.07% to $34.52 billion, before growing by 14.76% to $39.61 billion in 2007.

        These predictions regarding both semiconductor sales and sales of semiconductor equipment may prove to be incorrect, however, and we can provide no assurances as to the performance of the worldwide semiconductor equipment market.

        As shown in the flow chart above, the first vision inspection in a standard assembly process is followed by the electrical test that is in turn followed by a second vision inspection. During the electrical test, the leads/balls of the integrated circuit must make physical contact with the tester which carries the risk of damaging the integrated circuit itself. This risk makes the second vision inspection necessary to ensure that the integrated circuit complies with the device specifications before shipment. A substantial portion of our sales are derived from the integration of the UltraVim or the UltraVim Plus Module into existing test handlers, thereby eliminating the need for the stand-alone second vision inspection.

Sales and Marketing

        Scanner sells its products through direct sales offices in San Jose, California and Singapore and, in key geographical markets, through sales representatives throughout the world. For Japan, Scanner has a distributor agreement with Yamatake Honeywell.

Manufacturing

        Scanner designs its own products and out-sources the manufacturing of parts. Our research and development, engineering and designing operations, as well as the system assembly, are located at the facility in Tempe, Arizona. The vision inspection modules that are sold to our OEM customers or built into the systems we are currently manufacturing are assembled at our facility in Minneapolis, Minnesota.

Competition

        The market for the inspection of integrated circuits is highly competitive. Numerous companies, several of them public companies with greater financial resources and a longer operating history, compete with Scanner for market share. Competitors are, among other companies, ICOS Vision Systems Corp. N.V. and Robotic Vision Systems, Inc.

Proprietary Rights

        We hold nine U.S. patents for Scanner’s innovative technologies and additional patents are pending in the United States and strategic countries worldwide. The patents essential for the Company’s product development and manufacturing will expire from May 2017 through January 2018. In 2000, Scanner initiated a lawsuit against ICOS Vision Systems Corp. N.V., a Belgian corporation, for patent infringement. See “Legal Proceedings.” A trial with respect to this lawsuit was completed in March 2005, and, as of the date of this prospectus, we are awaiting the court’s ruling. We are reviewing the possibility of licensing our technologies to third parties to provide additional revenues.

Dependence on Few Major Customers

        Approximately 62% of our revenues in 2004 were from three customers. They included Manufacturing Integration Technology Ltd. (32%), Yamatake & Co., Ltd. (17%) and Hon Technologies, Inc. (13%).

Employees

        As of May 31, 2005, Scanner employed five people at its manufacturing facility in Tempe, Arizona, six people at its facility in Minneapolis, Minnesota, and four people in its other offices in San Jose, California, and Singapore. Four of these employees work in manufacturing, one works in sales and marketing, three provide professional services such as training and general product assistance, three work in product development and four provide general administrative services. All of Scanner’s employees are working full-time. Scanner’s relationships with its employees are good.

DESCRIPTION OF PROPERTY

        We lease manufacturing and administrative facilities in Minneapolis, Minnesota and Tempe, Arizona and also maintain sales offices in San Jose, California, and Singapore. The leases require monthly base rents plus increases for operating expenses and/or property taxes. Approximate future minimum lease payments are $113,400, $102,000 and $20,100 in 2005 through 2007, respectively. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

        In 2000, we instituted a lawsuit against ICOS Vision Systems Corp. N.V., a Belgian corporation (“ICOS”) for infringement of two of its patents. The patents relate to three-dimensional ball array inspection apparatus and method. In June 2003, we reached a settlement with ICOS concerning one-illumination source inspection systems. Pursuant to the settlement agreement, ICOS made a one-time payment of $400,000 to Scanner, in 2003, to settle all issues with regard to these one-light source inspections systems. The District Court found no infringement with regard to the two-illumination source devices that ICOS sold. We agreed to the settlement agreement with respect to one-light source devices in order to allow it to immediately appeal the court’s ruling concerning inspection systems involving two-light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. On April 23, 2004, the United States Court of Appeals ruled in our favor with regard to the two-illumination source devices, finding that the claim terms “an illumination apparatus” and “illuminating” in Scanner’s patents encompass one or more illumination sources and overturned the District Court’s entry of summary judgment of no infringement. A trial, to be decided by the judge, was held in March 2005 in the U. S. District Court for the Southern District of New York regarding our ongoing litigation with ICOS. Scanner’s prayer for relief includes requests for damages in the form of lost profits, a trebling of damages pursuant to 35 USC 284 and attorneys’ fees and costs. In its answer to the complaint, ICOS included counterclaims alleging various forms of unfair competition as well as seeking a declaration that the patents are invalid and not infringed. In addition, ICOS is requesting attorneys’ fees and costs. The judge is not expected to issue his decision on the case before June 2005. We intend to continue to vigorously enforce its patent rights and expects to incur significant additional expenses in 2005 to pursue its claims. We believe that any unfavorable decision will not have a material adverse effect on its consolidated financial statements. Some of the proceeds received or to be received by Scanner in connection with the foregoing lawsuit or subsequent litigation with respect to patent litigation will be distributed to Elwin M. Beaty and David P. Mork, our officers, in accordance with agreements described in “Employment Agreements and Arrangements” herein.

        In 2002, we brought suit against two law firms that previously represented us in the patent litigation described above. We demanded a full and complete accounting for the fees and expenses charged by these firms in connection with the patent litigation. We paid the law firms the total amount of $558,652 in legal fees and costs. The law firms claimed that we owed them an additional $402,984. The trial took place in December 2003. In January 2004, the court decided that the number of hours billed by the law firms was grossly excessive and, therefore, reduced the amount still payable to the law firms by approximately $320,000. At December 31, 2003 and 2002, the entire amount requested by the law firms of $402,984 was included in accounts payable in the consolidated balance sheets. We reflected the reduction in accounts payable and recorded other income in our subsequent consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Elaine E. Beaty, a more than 10% shareholder and wife of Elwin M. Beaty, our Chairman, President, Chief Executive Officer and Chief Financial Officer, is employed by Scanner, and for the years 2003 and 2004, Ms. Beaty received an aggregate salary and bonus of $67,500 and $102,000, respectively. In addition, Mr. Beaty’s children, Bok Beaty and Brooke Beaty, are employed by Scanner. For 2003 and 2004, Bok Beaty received an aggregate salary and bonus of $42,300 and $45,800, respectively, and Brooke Beaty received an aggregate salary and bonus of $48,369 and $50,049, respectively. In addition, in 2004, five-year options to purchase shares at $1.32 per share (110% of the fair market value on the date of grant) were granted to Elaine Beaty (150,000 shares), Bok Beaty (15,000 shares) and Brooke Beaty (15,000 shares).

        For description of other transactions between Scanner and its executive officers, see “Executive Compensation” below.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The names, ages, and respective positions of the directors and executive officers of Scanner are set forth below, as well as additional information relating to each director and executive officer.

Name	Age	Position
Elwin M. Beaty	64	Chairman, President, Chief Executive Officer and Chief Financial Officer

David P. Mork	38	Senior Vice President and Director

Betsy Brenden Radtke	38	Director

Michael A. Thorsland	57	Director

        Elwin M. Beaty has served as our President, Chief Executive Officer and Chief Financial Officer and a director since the merger of the Company and Scanner Technologies Corporation, a privately-held Minnesota corporation (“Scanner Minnesota”), on July 31, 2002 (the “Merger”). Mr. Beaty has also served as Chairman of the Board since December 2004. Prior to the Merger, Mr. Beaty served in the same capacities with Scanner Minnesota since its incorporation in November 1990.

        David P. Mork has served as our Senior Vice President and a director since the Merger. Mr. Mork served as Senior Vice President of Scanner Minnesota from 1997 until the Merger.

        Betsy Brenden Radtke has served as a director of Scanner since December 2004. Ms. Radtke is currently the Associate Vice President of Alumni Relations for Hamline University in St. Paul, Minnesota, where she has worked since 1989.

        Michael A. Thorsland has served as a director of Scanner since December 2004. Mr. Thorsland has served as President of Venture Mortgage Corporation, a mortgage banking company in Edina, Minnesota, since founding it in 1990.

EXECUTIVE COMPENSATION

Employment Agreements and Arrangements

        On January 1, 2004, Scanner entered into an Employment Agreement with Elwin M. Beaty, our Chairman, President, Chief Executive Officer and Chief Financial Officer. Pursuant to the agreement, Mr. Beaty’s current annual salary is $240,000. In addition, Mr. Beaty is entitled to $40,000 on January 1st of each year. The agreement can be terminated by either Scanner or Mr. Beaty upon a 30-day written notice to the other party; provided, however, that if Scanner terminates Mr. Beaty’s employment without cause, Mr. Beaty is entitled to an amount equal to his total annual salary.

        In an agreement dated April 19, 2002, Mr. Beaty forgave our obligation to pay him accrued salary of $1,254,575 and released Scanner, its successors, its officers and directors from any liability in connection with the accrued salary. In exchange, it was agreed that Mr. Beaty shall receive a certain amount of the proceeds, if any, that Scanner may receive out of litigation involving patents that Scanner has licensed. Under the agreement, Scanner shall keep 60% of any proceeds of the currently ongoing litigation and shall pay to Mr. Beaty 40% of such proceeds until Scanner has been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and Mr. Beaty has received the total amount of $1,254,575. If one party has received all the amounts owing to such party before the other party’s claim under this provision has been satisfied, the other party shall receive 100% of the proceeds until its claim is satisfied. If any proceeds remain after such payment, Mr. Beaty shall receive 50% of such remainder. He also has a right to receive part of the proceeds, if any, that Scanner may receive out of any subsequent litigation involving the licensed patents. Scanner shall keep 60% of any proceeds from subsequent litigation until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and Mr. Beaty shall receive 40% of any proceeds from subsequent litigation until he has received a total amount of $1,254,575 out of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds out of the subsequent litigation remain after such distribution, Scanner shall pay 25% of such remaining proceeds to Mr. Beaty. The unearned compensation forgiven ($1,254,575) less the related deferred tax benefit ($436,000) was recorded as additional paid-in capital in stockholders’ equity. To date, Mr. Beaty has received $160,000 of a $400,000 settlement payment paid to Scanner by ICOS Vision Systems Corp. N.V. See “Legal Proceedings.”

        On January 1, 2004, Scanner entered into an Employment Agreement with David P. Mork, our Senior Vice President. Pursuant to the agreement, Mr. Mork’s current annual salary is $156,000. The agreement can be terminated by either Scanner or Mr. Mork upon a 30-day written notice to the other party; provided, however, that if Scanner terminates Mr. Mork’s employment without cause, Mr. Mork is entitled to an amount equal to one-half of his total annual salary.

        To provide Mr. Mork with an incentive to continue his employment with the Company, and to compensate him for compensation in recent years which we believe was less than he might have received in a comparable position elsewhere, Mr. Mork was also a party to the agreement described above regarding the distribution of litigation proceeds. Pursuant to the agreement, Scanner has agreed to pay to Mr. Mork 20% of the remaining proceeds, if any, that Scanner may receive out of the currently ongoing litigation, and 25% of the remaining proceeds, if any, that we may receive out of any future litigation involving the licensed patent, and that remain after the aforesaid payments to Scanner and to Mr. Beaty have been made out of such proceeds.

Summary Compensation Table

        The following Summary Compensation Table sets forth certain compensation information for services rendered in all capacities to us by our Chief Executive Officer and by the only other executive officer whose total salary and bonus exceeded $100,000 during 2004.

Name and Principal Position	Fiscal Year	Annual Compensation				Long Term Compensation	All Other Compensation ($)
		Salary ($)		Bonus ($)	Other ($)	Options
Elwin M. Beaty	2004	303,000	(2)	12,000	0	150,000	0
Chairman, President, Chief	2003	180,000		0	0	—	163,772
Executive Officer and Chief	2002	180,000		0	0	—	18,858
Financial Officer(1)

David P. Mork	2004	171,000	(2)	12,000	0	100,000	0
Senior Vice President(1)	2003	120,000		1,500	0	—	0
	2002	114,750		100,000	0	—	0
_________________
(1)	Amounts paid prior to July 31, 2002 were paid by Scanner Technologies Corporation, the Minnesota corporation.
(2)	Includes payment of unused vacation time: $23,000 for Mr. Beaty and $15,000 for Mr. Mork.

Option/SAR Grants During 2004 Fiscal Year

        The following table sets forth information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2004. We have not granted any stock appreciation rights.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Elwin M. Beaty	150,000(1)	21.0%	$ 1.32	01/29/09

David P. Mork	100,000(2)	14.0%	$ 1.20	01/29/11
_________________
(1)	The option, granted on January 30, 2004, has an exercise price equal to 110% of the fair market value on the date of grant. The option becomes exercisable to the extent of 75,000 shares on each of July 30, 2004 and 2005.
(2)	The option, granted on January 30, 2004, has an exercise price equal to 100% of the fair market value on the date of grant. The option becomes exercisable to the extent of 75,000 shares on July 30, 2004 and 25,000 shares on July 30, 2005.

Option Exercises During 2004 Fiscal Year and Fiscal Year-End Option Values

        The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2004 and the number and value of options at December 31, 2004. We do not have any outstanding stock appreciation rights.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Elwin M. Beaty	—	—	75,000	75,000	$107,250	$107,250

David P. Mork	—	—	75,000	25,000	$116,250	$ 38,750

_________________
(1)	Value of unexercised options is calculated on the basis of the difference between the option exercise price and $2.75, the closing sale price for our Common Stock at December 31, 2004 as quoted by the OTC Bulletin Board, multiplied by the number of shares of Common Stock underlying the option.

Director Compensation

        Each director receives an annual retainer of $6,000. No additional fees are paid for attendance at meetings. In addition, each director who is not an employee of Scanner receives, upon his or her initial election to the Board, a five-year warrant to purchase 20,000 shares of Common Stock at fair market value on the date of grant. After each year of service, each non-employee director will receive a similar warrant for 5,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information as of May 31, 2005, concerning the beneficial ownership of our common stock by (i) each of our directors, (ii) each executive officer named in the Summary Compensation Table, (iii) the persons known by us to own more than 5% of our outstanding common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

Name (and Address of 5% Owner) or Identity of Group	Shares Owned Beneficially & of Record(1)		Percentage Stock Outstanding(1)
Elwin M. Beaty	6,956,250	(2)	50.2%

David P. Mork	577,160	(3)	4.7%

Betsy Brenden Radtke	20,000	(4)	*

Michael A. Thorsland	458,768	(5)	3.7%

Elaine E. Beaty	6,956,250	(2)	50.2%

Barron Partners L.P.	1,935,923	(6)	14.5%

All Executive Officers and Directors as a group (4 persons)	8,012,178	(7)	56.3%
_________________
*Less than 1%
(1) For purposes of computing “beneficial ownership” and the percentage of outstanding Common Stock held by each person or group of persons named above as of May 31, 2005, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents holdings of (a) Elwin M. Beaty, including (i) 2,657,343 shares, (ii) 150,000 shares that may be purchased by Mr. Beaty upon exercise of exercisable options and (iii) 670,782 shares that may be purchased by Mr. Beaty upon exercise of exercisable warrants, and (b) Elaine E. Beaty, including (i) 2,657,343 shares of Scanner Common Stock, (ii) 150,000 shares that may be purchased by Ms. Beaty upon exercise of exercisable options and (iii) 670,782 shares of that may be purchased by Ms. Beaty upon exercise of exercisable warrants. Elwin Beaty and Elaine Beaty are married, and each of them disclaims the beneficial ownership of the securities owned by the other.

(3)	Includes 100,000 shares that may be purchased by Mr. Mork upon exercise of exercisable options and 70,310 shares that may be purchased upon exercise of an exercisable warrant.

(4)	Represents shares that may be purchased by Ms. Radtke upon exercise of currently exercisable warrants.

(5)	Includes 182,190 shares that may be purchased by Mr. Thorsland upon exercise of currently exercisable warrants.

(6)	Includes 1,150,000 shares that may be purchased by Barron Partners LP upon exercise of an exercisable warrant. Mr. Andrew Worden is the Managing Director and General Partner of Barron Partners. We have relied on information contained in a Schedule 13G filed by Barron Partners on August 18, 2004, as well as a Form 4 filed by Barron Partners on June 3, 2005.

(7)	See footnotes (2) through (5).

SELLING SHAREHOLDERS

        This prospectus relates to the resale by the selling shareholders of up to (a) 1,345,423 shares of our common stock that are issued and outstanding, and (b) 4,359,921 shares of our common stock issuable upon the exercise of warrants that were issued to the selling shareholders in connection with a private placement. The following table sets forth, to our knowledge, certain information about the selling shareholders as of May 31, 2005.

        We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, the selling shareholders will not hold any of the shares covered by this prospectus.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of the warrants held by the selling shareholders are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Shareholder	Number	Of Shares Owned, number that may be acquired by option/warrant exercise	Percentage	Number	Of Shares Offered, number that may be acquired by warrant exercise	Number	Of Shares Owned, number that may be acquired by option exercise	Percentage

E. Curtis Aanenson	92,484	18,494	*	18,494	18,494	73,990	0	*
James J. Ahmann	10,250	4,250	*	10,250	4,250	0	0	*
Barron Partners LP(1)	1,935,923	1,150,000	14.5%	1,935,923	1,150,000	0	0	*
Ardith Irene Beaty	147,975	29,591	1.2%	29,591	29,591	118,384	0	*
Bok Nam Beaty	115,107	62,840	*	52,840	52,840	67,267	10,000	*
Brooke Ann Beaty	204,840	62,840	1.7%	52,840	52,840	157,000	10,000	*
Elaine E. Beaty(2)	3,478,125	820,782	27.0%	670,782	670,782	2,807,343	150,000	16.9%
Elwin M. Beaty(2)	3,478,125	820,782	27.0%	670,782	670,782	2,807,343	150,000	16.9%
Garfield R. Bensen, Jr. &
Katherine L. Bensen	6,250	1,250	*	1,250	1,250	5,000	0	*
Deanna Lynn Bigelbach	290	238	*	238	238	52	0	*
Mario Bonello Estate	39,636	7,926	*	7,926	7,926	31,710	0	*
Robert P. and Ruth Bringer (3)	251,959	111,510	2.0%	161,510	111,510	90,449	0	*
Steve Bruggeman	230,000	75,000	1.9%	125,000	75,000	105,000	0	*
Dan Carroll	89,454	41,889	*	11,889	11,889	77,565	30,000	*
Louis Choo	53,210	23,210	*	13,210	13,210	40,000	10,000	*
Thomas R. Christoffer	3,964	793	*	793	793	3,171	0	*
C. K. Cooper & Company(4)	23,000	23,000	*	23,000	23,000	0	0	*
Brian R. Crawford	10,000	10,000	*	10,000	10,000	0	0	*
Dolores E. Crawford(5)	25,000	25,000	*	25,000	25,000	0	0	*
Paul D. Crawford(5)	299,026	107,000	2.2%	246,000	107,000	53,026	0	*
Wilfred H. Crawford	10,000	10,000	*	10,000	10,000	0	0	*
Virgil Dittes	1,322	265	*	265	265	1,057	0	*
LeAnna Donovan	25,000	25,000	*	25,000	25,000	0	0	*
Harland Drumm	12,500	2,500	*	2,500	2,500	10,000	0	*
Nicholas B. Fasching	46,242	9,247	*	9,247	9,247	36,995	0	*
David B. Fernald	193,926	110,205	1.6%	160,205	110,205	33,721	0	*
Harold H. & Beverly J. Grabouski	6,250	1,250	*	1,250	1,250	5,000	0	*
Carroll Guinn	92,484	18,494	*	18,494	18,494	73,990	0	*
Donald E. Halla	150,000	50,000	1.2%	50,000	50,000	100,000	0	*
Robert Hershock	1,058	212	*	212	212	846	0	*
Larry Hopfenspirger	212,000	45,000	1.7%	45,000	45,000	167,000	0	1.0%
Jerry and Mary R. Jacoby	6,250	1,250	*	1,250	1,250	5,000	0	*
James and Nancy Johnson	6,606	1,321	*	1,321	1,321	5,285	0	*
Steven L. Kellen	8,606	5,321	*	1,321	1,321	5,285	4,000	*
Josef L. Kuhn(6)	337,528	179,877	2.7%	229,877	179,877	107,651	0	*
Nicholas J. & Colleen Kuhn	295,627	178,820	2.4%	178,820	178,820	116,807	0	*
Carl A. Kuhrmeyer	33,750	1,250	*	3,750	1,250	30,000	0	*
Sandra K. Larson	1,322	265	*	265	265	1,057	0	*
James B. and Gaynelle R. Lee	6,250	1,250	*	1,250	1,250	5,000	0	*
Gary Macho	22,500	7,500	*	22,500	7,500	0	0	*
Fred McCoy and Dianne Hatch	33,030	6,605	*	6,605	6,605	26,425	0	*
James McLaughlin	28,715	27,815	*	19,815	19,815	8,900	8,000	*
John E. Moneta	13,212	2,642	*	2,642	2,642	10,570	0	*
James J. Moore	16,606	1,321	*	1,321	1,321	15,285	0	*

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Shareholder	Number	Of Shares Owned, number that may be acquired by option/warrant exercise	Percentage	Number	Of Shares Offered, number that may be acquired by warrant exercise	Number	Of Shares Owned, number that may be acquired by option exercise	Percentage

David P. Mork(7)	77,160	170,310	4.7%	70,310	70,310	506,850	100,000	3.1%
Ellen Elaine Mueller, Trustee, Ellen
Elaine Mueller Trust dtd 7/11/91(8)	91,000	0	*	50,000	0	41,000	0	*
Gerald G. Mueller, Trustee, Gerald G.
Mueller Trust dtd 7/11/91(8)	347,091	128,897	2.8%	178,897	128,897	168,194	0	1.0%
Suzanne M. Navin	6,250	1,250	*	1,250	1,250	5,000	0	*
Dan Neisen	53,343	53,343	*	53,343	53,343	0	0	*
Oak Ridge Capital Group(9)	25,000	25,000	*	25,000	25,000	0	0	*
David M. O’Brien	3,964	793	*	793	793	3,171	0	*
Jacob O’Brien	2,643	529	*	529	529	2,114	0	*
Kevin P. O’Brien	3,964	793	*	793	793	3,171	0	*
Shelly Lynn Pierson, Trustee,
Alexander Beaty Trust	115,447	23,086	*	23,086	23,086	92,361	0	*
Shelly Lynne Pierson	262,240	52,840	2.1%	52,840	52,840	209,400	0	1.3%
Betsy Brenden Radtke(10)	20,000	20,000	*	20,000	20,000	0	0	*
Douglas G. Radtke	33,030	6,605	*	6,605	6,605	26,425	0	*
Julie Randall	3,964	793	*	793	793	3,171	0	*
James R. & LaVon D. Reader	67,120	36,420	*	26,420	26,420	45,700	10,000	*
George Rostad	317	67	*	67	67	250	0	*
Tyler Ryan	2,643	529	*	529	529	2,114	0	*
Jenna Ryan	2,643	529	*	529	529	2,114	0	*
Jody Ryan	3,964	793	*	793	793	3,171	0	*
Paul Sheggeby and Pat Sheggeby	13,750	1,250	*	3,750	1,250	10,000	0	*
Hal and Nancy Shoemaker	2,642	2,642	*	2,642	2,642	0	0	*
W. Guy Spriggs	92,500	2,500	*	2,500	2,500	9,000	0	*
R. A. Stinski	23,000	0	*	12,500	0	10,500	0	*
Philip M. Sweetser	13,500	1,500	*	3,500	1,500	10,000	0	*
Michael Thorsland(10)	458,768	182,190	3.7%	282,190	182,190	176,578	0	1.1%
Rebecca and Garold Wesley	66,060	13,210	*	13,210	13,210	52,850	0	*
Westcap Securities, Inc.(11)	23,000	23,000	*	23,000	23,000	0	0	*
Peter Whiting	6,605	6,605	*	6,605	6,605	0	0	*
Wolf Pack Properties, Inc.(12)	7,000	0	*	5,000	0	2,000	0	*
Elizabeth A. Wyatt	13,212	2,642	*	2,642	2,642	10,570	0	*

(1)	Mr. Andrew Worden, President of the general partner of Barron Partners LP, has sole voting and dispositive power over the shares.
(2)	Elwin Beaty, an officer and director of Scanner and Elaine Beaty are married and beneficially own each other’s shares. See “Security Ownership of Certain Beneficial Holders and Management” above.
(3)	Includes shares held individually by Robert Bringer, jointly and by the trust; the shares being offered for sale include 87,500 by the trust, 11,889 by Robert Bringer and 62,121 by Robert and Ruth Bringer.
(4)	Mr. Alex Montano has sole voting and dispositive power over the shares held by C.K. Cooper & Company.
(5)	Paul Crawford and Dolores Crawford are married and beneficially own each other’s shares.
(6)	Some shares held and being offered hereby are held in the name of Josef L. Kuhn Rev. Trust dtd 10/5/90, Trustees Josef L. Kuhn and US Bank.
(7)	David Mork is an officer and director of Scanner.
(8)	Gerald Mueller and Ellen Mueller are married and beneficially own each other’s shares. Shares listed for Mr. Mueller’s trust include 25,000 shares under a warrant in the individual name of Gerald G. Mueller.
(9)	Mr. Laurence S. Zipkin, Chairman of the Board of Oak Ridge Capital Group, has voting and dispositive power over the shares. Mr. Zipkin was a director of Scanner from March 1995 to May 2003.
(10)	Directors of Scanner.
(11)	As officers of Westcap Securities, Inc. (“Westcap”), Mr. Thomas Rubin, CEO, Mr. Christopher Scott, CFO, and Jeff M. Greeney, COO, direct the voting and the disposition of the shares owned by Westcap.
(12)	Mr. Pat Fischer, President of Wolf Pack Properties, Inc. (“Wolf Pack”), directs the voting and disposition of the shares owned by Wolf Pack.

PLAN OF DISTRIBUTION

        This prospectus covers 1,345,423 shares of our common stock that are currently issued and outstanding and 4,359,921 shares of common stock issuable upon the exercise of outstanding warrants. All of the shares offered may be sold by the selling shareholders. We will not realize any proceeds from the sale of the shares by the selling shareholder.

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution;

•	in privately negotiated transactions; and

•	in options transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the common stock short and redeliver the shares to close out such short positions. As of the date of this Registration Statement, none of the selling shareholders holds a short position in our stock. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. To our knowledge, based upon information provided to us by the selling shareholders, the only selling shareholders who are registered broker-dealers are C.K. Cooper & Company (“Cooper”) and Westcap Securities, Inc. (“Westcap”). As such, these selling shareholders are deemed to be underwriters of the shares underlying their warrants within the meaning of the Securities Act. We do not have a material relationship with either of these selling shareholders, and they do not have a right to designate or nominate a member of the Board of Directors. Cooper acquired the warrant in consideration for providing services in connection with our recent private placement of securities. Part of the warrant was transferred from Cooper to Westcap. All selling shareholders acquired our securities in the ordinary course of their business and had, at the time of the acquisition, no plans or proposals, directly or with any other person, to distribute the securities.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

•	such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

•	with respect to any selling shareholder, such time as all of the shares held by the selling shareholder and subject to this prospectus may be sold to the public in compliance with Rule 144 within any three-month period.

DESCRIPTION OF SECURITIES

        Scanner is authorized to issue an aggregate number of 100 million shares that consists of 50 million shares of common stock and 50 million shares of preferred stock. Our Board of Directors is authorized to establish from the preferred shares one or more series of shares, to designate each such series, and to fix the relative rights and preferences of each such class or series. As of May 31, 2005, 12,216,068 shares of common stock were outstanding.

Common Stock

        Our common stock has a no par value. Common stock shareholders are entitled to receive dividends as and when declared by our Board of Directors. However, dividends on our common stock are not contemplated in the foreseeable future. Common shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of the common shareholders.

        Our Articles of Incorporation provide that our shareholders will not have cumulative voting rights with regard to the election of directors. Under cumulative voting, a shareholder could cast that number of votes equal to such shareholder’s shares multiplied by the number of directors to be elected in favor of one candidate or among several candidates. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Under non-cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

        Our Articles provide that our shareholders will not have any preemptive rights to subscribe for or purchase additional shares of our capital stock. This means that our shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase our securities before we may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder’s proportional voting power and proportional rights to receive other distributions by the Company.

Preferred Stock

        There are no shares of preferred stock issued and outstanding.

        Under governing New Mexico law and our Articles of Incorporation, no action by our shareholders is necessary, and only action of our Board of Directors is required, to authorize the issuance of any of the preferred stock. Our Board of Directors is empowered to establish, and to designate the name of, each series of the preferred shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, our board, without shareholder approval, may issue preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of our common stock.

        The existence of preferred stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of common stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the preferred shares may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our common stock.

        The New Mexico Business Corporations Act does not include any provisions that could have the effect of delaying or preventing a change in the control of the Company in a transaction or series of transactions not approved by the Board of Directors.

LEGAL MATTERS

        Certain legal matters associated with the shares offered pursuant to this prospectus will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

        The consolidated financial statements for the year ended December 31, 2004 incorporated in this prospectus have been audited by Lurie Besikof Lapidus & Company, LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Under Section 53-11-4.1 of the NMBCA, a corporation may indemnify any person made a party to any proceeding by reason that the person is or was a director if the person acted in good faith and the person reasonably believed that, if acting in an official capacity for the corporation, that the person’s actions were in the corporation’s best interests, and if not acting in an official capacity for the corporation, that the person’s conduct at least was not opposed to the corporation’s best interests. In the case of a criminal proceeding, a corporation may indemnify a person who is made a party to any proceeding by reason that the person is or was a director if the person had no reasonable cause to believe that her conduct was unlawful. Indemnification may be made against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a specific proceeding. But if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and shall not be made in respect of any proceeding in which the person is determined to be liable to the corporation. A director may not be indemnified in any action charging improper personal benefit to the director.

        No indemnification is allowed until after a determination has been made that indemnification is permissible because the officer has met the requirements outlined above. This determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if such a quorum cannot be obtained, a majority vote of a committee of the board duly designated to act in the matter by a majority vote of the full board, and consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel selected by the board of directors or a committee selected by the board of directors, or, if no committee can be selected, then by a majority vote of the full board; or (4) by the shareholders. Authorization of indemnification and determination as to the reasonableness of expenses shall be made in the same manner.

        Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation prior to the final disposition of the proceeding. Unless limited by the articles of incorporation, an officer is entitled to the same indemnification protections given to directors of the corporation, an officer, employee or agent of the corporation may receive indemnification and reimbursement of expenses the same as directors of the corporation, and an officer, employee or agent who is not a director may be expensed to a further extent, consistent with law, as may be provided for in the articles of incorporation, bylaws, general or specific action of the corporation’s board of directors, or contract.

        Our Bylaws require us to indemnify anyone who is or was an officer, director or full time employee of our Company to the full extent allowed under Section 53-11-4.1 of the New Mexico Business Corporation Act.

        New Mexico corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify such person against liability under the provisions of New Mexico corporate law. We have not procured directors’ and officers’ insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm
for the years ended December 31, 2004 and December 31, 2003	F-2

Consolidated Balance Sheets as of December 31, 2004
and December 31, 2003 (audited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2004
and December 31, 2003 (audited)	F-4

Consolidated Statements of Stockholders’ Equity for the years ended
December 31, 2004 and December 31, 2003 (audited)	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2004
and December 31, 2003 (audited)	F-6

Notes to Consolidated Financial Statements for the years ended December 31, 2004
and December 31, 2003 (audited)	F-7

Condensed Consolidated Balance Sheets as of March 31, 2005 (unaudited) and
December 31, 2004 (audited)	F-20

Condensed Consolidated Statements of Operations for the three-month
periods ended March 31, 2005 and March 31, 2004 (unaudited)	F-21

Condensed Consolidated Statements of Cash Flows for the three-month
periods ended March 31, 2005 and March 31, 2004 (unaudited)	F-22

Notes to Condensed Consolidated Financial Statements for the three-month
periods ended March 31, 2005 and March 31, 2004 (unaudited)	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Scanner Technologies Corporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Scanner Technologies Corporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scanner Technologies Corporation and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/   Lurie Besikof Lapidus & Company LLP
Lurie Besikof Lapidus & Company LLP

Minneapolis, Minnesota
February 11, 2005

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,455,423	$170,082
Accounts receivable, less allowances of $40,000	1,518,477	984,338
Inventories, less allowances of $63,000 and $20,000	1,850,852	911,382
Prepaid expenses	52,431	37,418

TOTAL CURRENT ASSETS	4,877,183	2,103,220

PROPERTY AND EQUIPMENT, net	42,239	41,294
PATENT RIGHTS, less accumulated amortization of $149,232 and $87,481	221,274	283,025
OTHER	9,590	17,873

	$5,150,286	$2,445,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank line of credit	$490,000	$701,000
Notes payable	—	113,340
Accounts payable	404,838	804,128
Accrued expenses	149,804	157,709
Customer deposits	—	20,940

TOTAL CURRENT LIABILITIES	1,044,642	1,797,117

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, no par value, 50,000,000 shares authorized;
11,991,068 and 10,426,459 shares issued and outstanding	5,783,627	4,128,528
Warrants	863,165	411,561
Deferred financing costs, net	—	(176,822)
Notes receivable for common stock	(153,900)	(275,000)
Accumulated deficit	(2,387,248)	(3,439,972)

	4,105,644	648,295

	$5,150,286	$2,445,412

See notes to consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003
REVENUES	$5,834,005	$2,833,338

COST OF GOODS SOLD	1,752,335	827,685

GROSS PROFIT	4,081,670	2,005,653

OPERATING EXPENSES
Selling, general and administrative	2,155,009	1,333,832
Research and development	504,962	530,362
Legal fees	475,861	390,515

	3,135,832	2,254,709

INCOME (LOSS) FROM OPERATIONS	945,838	(249,056)

OTHER INCOME (EXPENSE)
Other income	335,480	240,399
Interest expense	(226,994)	(453,110)

INCOME (LOSS) BEFORE INCOME TAXES	1,054,324	(461,767)

INCOME TAXES	1,600	2,800

NET INCOME (LOSS)	$1,052,724	$(464,567)

NET INCOME (LOSS) PER SHARE – BASIC	$0.10	$(0.05)

NET INCOME (LOSS) PER SHARE – DILUTED	$0.08	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	11,017,209	10,272,669

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	12,535,465	10,272,669

See notes to consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Warrants	Deferred Financing Costs	Notes Receivable	Accumulated Deficit	Total
	Shares	Amount
BALANCE AT DECEMBER 31, 2002	10,000,982	$3,064,941	$—	$—	$—	$(2,975,405)	$89,536

Net loss	—	—	—	—	—	(464,567)	(464,567)

Common stock issued for cash	100,000	250,000	—	—	—	—	250,000

Warrants:
Issued	—	—	574,671	(574,671)	—	—	—
Exercised	325,477	813,587	(163,110)	—	(300,000)	—	350,477

Cash received for notes receivable	—	—	—	—	25,000	—	25,000

Amortization of deferred financing costs	—	—	—	397,849	—	—	397,849

BALANCE AT DECEMBER 31, 2003	10,426,459	4,128,528	411,561	(176,822)	(275,000)	(3,439,972)	648,295

Net income	—	—	—	—	—	1,052,724	1,052,724

Common stock and warrants issued for
cash, net of $126,655 cash and
$23,087 warrants offering costs	1,150,000	768,088	600,257	—	—	—	1,368,345

Warrants exercised	414,609	887,011	(148,653)	—	(153,900)	—	584,458

Cash received for notes receivable	—	—	—	—	275,000	—	275,000

Amortization of deferred financing costs	—	—	—	176,822	—	—	176,822

BALANCE AT DECEMBER 31, 2004	11,991,068	$5,783,627	$863,165	$—	$(153,900)	$(2,387,248)	$4,105,644

See notes to consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$1,052,724	$(464,567)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	24,321	25,481
Amortization of deferred financing costs	176,822	397,849
Amortization of patent rights	61,751	61,751
Interest expense added to debt principal	—	14,878
Reduction of lawsuit settlement payable	(322,432)	—
Changes in operating assets and liabilities:
Accounts receivable	(534,139)	(816,330)
Income taxes receivable	—	235,900
Inventories	(939,470)	(83,525)
Prepaid expenses and other	(6,730)	(13,200)
Accounts payable	(76,858)	156,607
Accrued expenses	(7,905)	37,824
Customer deposits	(20,940)	20,940

Net cash used by operating activities	(592,856)	(426,392)

INVESTING ACTIVITY
Purchases of property and equipment	(25,266)	(14,616)

FINANCING ACTIVITIES
Net proceeds (payments) on bank line of credit	(211,000)	131,000
Proceeds from notes payable	—	100,000
Payments on notes payable	(113,340)	(276,424)
Net proceeds from sale of common stock and warrants	1,368,345	250,000
Proceeds from exercise of warrants	584,458	350,477
Proceeds from notes receivable for common stock	275,000	25,000

Net cash provided by financing activities	1,903,463	580,053

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,285,341	139,045

CASH AND CASH EQUIVALENTS
Beginning of year	170,082	31,037

End of year	$1,455,423	$170,082

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$53,243	$52,190
Income taxes	1,600	2,800

Noncash operating, financing and investing activities:
Notes receivable issued for purchase of common stock	153,900	300,000
Warrants exercised	148,653	163,110
Warrants issued in connection with sale of stock and warrants	23,087	—
Warrants issued in connection with line of credit	—	574,671

See notes to consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

1.	Basis of Presentation and Significant Accounting Policies –

Nature of Business

The Company invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. The Company’s customer base is small in numbers and global in location.

Principles of Consolidation

The consolidated financial statements include the accounts of Scanner Technologies Corporation and its wholly owned subsidiary, Scanner Technologies Corporation International, incorporated in the United States and registered in Singapore. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenue is earned primarily through sales of vision inspection products to distributors and to third party customers. For sales to distributors, revenue is recognized upon shipment as the distributors have no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment; however, the customer has certain acceptance provisions relating to installation and training. These provisions require the Company to defer revenue recognition until the equipment is installed and the customers’ personnel are trained. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates relate to the valuation allowance on deferred tax assets.

Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The carrying amounts of financial instruments consisting of cash and cash equivalents, accounts receivable, bank line of credit, notes payable, accounts payable, accrued expenses and customer deposits approximate their fair values.

Inventories

Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out method. The Company has provided an allowance for estimated excess and obsolete inventories equal to the difference between the cost of inventories and the estimated fair value based on assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using accelerated methods. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term.

Patent Rights

Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over six years, the deemed useful lives of the patents.

Long-Lived Assets

All long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. This evaluation is performed at least annually. An impairment loss is recognized when estimated cash flows to be generated by those assets are less than the carrying value of the assets. When an impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

Product Warranty

An accrual is provided for estimated incurred but unidentified product warranty issues based on historical activity. The warranty accrual and related expenses were not significant.

Accounting for Stock-Compensation

The Company has a stock-based employee compensation plan consisting of stock options and warrants. The Company has not adopted Statement of Accounting Standards (SFAS) No. 123 to expense stock options and continues to apply the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee/director stock options and warrants. Accordingly, any compensation cost for stock options and warrants is measured as the excess, if any, of the fair market value of the Company’s stock at the measurement date over the employee’s/director’s option and warrant exercise price. Any resulting compensation expense is amortized ratably over the related vesting period. Options and warrants to non-employees/directors are accounted for as required by SFAS No. 123.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option pricing model. The model takes into consideration weighted average assumptions related to the following: risk-free interest rate; expected life years; expected volatility; and expected dividend rate. Since the Company’s stock is thinly traded, volatility is set at 0% as permitted by SFAS 123.

If the Company recognized warrant and stock option compensation expense based on fair value at date of grant, consistent with the methods prescribed by SFAS No. 123, the pro forma net loss and per share disclosures for the year ended December 31, 2003 would remain the same as reported. For the year ended December 31, 2004, net income and per share disclosures would change to the pro forma amounts below:

Net income:
As reported	$1,052,724
Warrant and stock option amortization cost	(63,192)

Pro forma	$989,532

Net income per share – basic:
As reported	$.10
Warrant and stock option amortization cost	(.01)

Pro forma	$.09

Net income per share – diluted:
As reported	$.08
Warrant and stock option amortization cost	—

Pro forma	$.08

Income Taxes

The Company is taxed as a domestic U.S. corporation under the Internal Revenue Code. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized.

Credit Risk

The Company maintains cash and cash equivalents in bank accounts which may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Significant concentrations of credit risk exist in accounts receivable, which are due from customers located primarily in the Far East and the United States.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Reclassifications

Certain reclassifications were made to the 2003 financial statements to make them comparable with 2004. The reclassifications did not affect previously reported stockholders’ equity, net loss, or net cash flows.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average common shares outstanding during the year. Diluted net income (loss) per share reflects the potential dilution that could occur if holders of warrants and options that are not antidulitive converted their holdings into common stock. The dilutive effect of warrants and options included 1,518,256 additional shares for the year ended December 31, 2004.

Options and warrants to purchase 1,259,569 and 3,015,289 shares of common stock with a weighted average exercise price of $2.80 and $1.44 were excluded from the diluted computation for the years ended December 31, 2004 and 2003, respectively, because they were antidulitive.

Recently Issued Accounting Pronouncements

In December 2004, Financial Accounting Standards Board (FASB) Statement No. 123, “Accounting for Stock-Based Compensation,” was revised, which revision superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. This revised Statement (SFAS No. 123(R)) eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual period that begins after December 15, 2005, which for the Company will be its first quarter of the year ending December 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards for which the requisite service has not been rendered that are outstanding as of the required effective date. These new accounting rules will lead to a decrease in reported earnings and the Company has not yet determined the exact impact SFAS No. 123(R) will have on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,”an amendment of APB Opinion No. 29. This Statement amended APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” an amendment of ARB No. 43. The amendments clarify that abnormal amounts of idle facility expense, freight, handling

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

costs, and wasted material (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued.

The adoption of SFAS Nos. 153 and 151 is expected to have no material impact on the Company’s consolidated financial statements.

The adoption of the following standards did not impact the Company’s consolidated financial statements for the years presented.

On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations of the issuer.

On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities.” FIN No. 46 requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Since the Company does not have any variable interest entities, this Interpretation did not impact the Company’s consolidated financial statements for the years presented.

In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin No. 104 (SAB No. 104), “Revenue Recognition.” SAB No. 104 clarifies existing guidance regarding revenue recognition. The Company’s adoption of SAB No. 104 did not have a material impact on its consolidated financial statements for the years presented.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

2.	Inventories –

Inventories consisted of the following:

	December 31,
	2004	2003
Finished goods	$446,802	$134,598
Subassemblies	333,633	189,186
Raw-materials, less allowances of $63,000 and $20,000	1,070,417	587,598

	$1,850,852	$911,382

3.	Property and Equipment –

Property and equipment consisted of the following:

	December 31,		Estimated Useful Lives – Years
	2004	2003
Furniture and fixtures	$144,167	$118,902	3 to 7
Machinery and equipment	70,595	70,595	5 to 7
Leasehold improvements	20,866	20,866	1 to 3

	235,628	210,363
Less accumulated depreciation	193,389	169,069

	$42,239	$41,294

4.	Bank Line of Credit –

In 2004, the Company renewed its previous bank line of credit through August 1, 2005. The line was decreased from $1,300,000 to $700,000 with an interest rate at prime (5.25% and 4.00% at December 31, 2004 and 2003, respectively), and the Company provided the bank with a security interest in its general business assets. The line is guaranteed by five individuals who received three-year warrants to purchase 175,000 shares of common stock at $3.50 per share for their financial support. The warrants had no market value as determined by the Black-Scholes option pricing model.

The former bank line of credit was guaranteed by nine individuals who received, in 2003, for their financial support: (a) five-year warrants to purchase 325,000 shares of the Company’s common stock at $2.75 per share and (b) thirty-day warrants to purchase an additional 325,000 shares of the Company’s common stock at $2.00 per share. Provided the guarantor paid cash for at least one half of the shares subject to their thirty-day warrant, such guarantor was permitted to purchase the remainder of the shares with a promissory note, collateralized by the shares purchased, payable one year from date of exercise. The guarantors exercised all such warrants in exchange for aggregate cash payments to the Company of $350,000 and one year promissory notes issued to the Company with an aggregate principal amount of $300,000. One of the promissory notes in the amount of $25,000 was paid in 2003. The remaining notes were paid in 2004. In connection with the exercise of their thirty-day warrants, the guarantors were granted two-year warrants to purchase an additional 650,000 shares of the Company’s common stock at $2.00 per share. All of the warrants issued to the guarantors had a market value of $574,671 as determined by the Black-Scholes option pricing model. The $574,671 was recorded as deferred financing costs. These costs were amortized over the term of the line of credit, and the net unamortized balance was offset against stockholders’ equity.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

5.	Notes Payable –

Notes payable at December 31, 2003 consisted of the following:

4.25%, due April 8, 2004	$100,000
Non-interest bearing, due on demand	13,340

$113,340

In connection with the $100,000 note payable issued in 2003, the Company also issued three-year warrants to purchase 25,000 shares of common stock at $2.75 per share. The warrants had no market value as determined by the Black-Scholes option pricing model.

Interest on a note payable to the President of the Company, which was paid in 2003, was $14,878 for 2003.

6.	Stockholders’ Equity –

Private Placement Offerings

On August 17, 2004, the Company issued 1,150,000 units (each consisting of one share of common stock and a five year warrant to purchase one share of common stock at $2.90 per share) for $1.30 per unit to an investor in a private placement. The common stock issued in this private placement was valued at $917,830 and the warrants were valued at $577,170 using the Black-Scholes option pricing model. In connection with the private placement, the Company also issued a five-year warrant to purchase 46,000 shares of common stock at $2.90 per share to a selling agent and incurred expenses of $126,655. This warrant was valued at $23,087 using the Black-Scholes option pricing model.

During 2003, the Company sold 100,000 shares of common stock at $2.50 per share, for an aggregate amount of $250,000, under a private placement offering. Warrants to purchase an additional 25,000 shares of common stock at $3.00 per share were issued in connection with these sales. The warrants expire three years after issuance and had no market value as determined by the Black-Scholes option pricing model.

Stock Options

In 2004, the Company’s Board of Directors adopted and the shareholders approved the 2004 Equity Incentive Plan. The Plan authorizes the granting of nonqualified or incentive stock options and restricted stock to officers, directors, consultants, advisors and employees for up to 1,000,000 shares of common stock. Vesting and award terms are at the discretion of the Board of Directors or a committee appointed by the Board, but incentive stock options cannot exceed ten years.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Stock option activity for the year ended December 31, 2004 was as follows:

	Options	Weighted-Average Exercise Price
Outstanding, beginning of year	—	$—
Granted	764,000	1.32
Forfeited	(30,000)	1.20

Outstanding, end of year	734,000	1.32

The weighted-average grant date fair value for options granted was as follows:

	Options	Fair Value
Option price equals stock price	394,000	$.28
Option price greater than stock price	370,000.07

	764,000.18

Stock options outstanding and exercisable at December 31, 2004 are as follows:

Exercise Price	Outstanding		Exercisable Options
	Options	Weighted-Average Remaining Contractual Life-Years
$1.20	304,000	6.1	143,000
1.32	330,000	4.1	160,000
1.50	60,000	6.3	20,000
2.00	40,000	1.3	40,000

	734,000	4.9	363,000

Stock Warrants

The Company issued warrants related to line of credit financing, services and issuances of common stock.

In 2004, the Company issued three-year warrants to purchase an aggregate of 202,250 shares of common stock at $3.50 per share to eleven individuals as an incentive to exercise warrants, which warrants were exercised between June 23 and August 17, 2004. The newly issued warrants had no market value as determined by the Black-Scholes option pricing model. The Company also issued five-year warrants to purchase an aggregate of 40,000 shares of common stock at $2.94 per share to the two new directors of the Company. The warrants had a market value of $18,730 as determined by the Black-Scholes option pricing model. Since the warrants were issued to directors, they are included in the Note 1 pro forma disclosure along with the employee incentive stock options.

In August 2004, warrants to purchase 114,000 shares of common stock at $1.35 per share were exercised in exchange for a 4.25% note receivable in the amount of $153,900. The note is due in one year and is collateralized by the stock.

In 2003, the Company issued five-year warrants to purchase 250,000 shares of common stock at $1.35 per share in exchange for professional services related to financing arrangements. The warrants had no market value as determined by the Black-Scholes option pricing model.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Warrant activity was as follows:

	Warrants		Weighted-Average Exercise Price
	Year Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Outstanding, beginning of year	3,571,291	2,296,768	$1.51	$1.18
Issued	1,613,250	1,600,000	3.04	2.08
Exercised	(414,609)	(325,477)	1.78	2.00

Outstanding, end of year	4,769,932	3,571,291	2.00	1.51

The weighted-average grant-date fair value for warrants issued was as follows:

	2004		2003
	Warrants	Fair Value	Warrants	Fair Value
Warrant price less than stock price	1,196,000	$.50	975,000	$.55
Warrant price equals stock price	40,000.47		—	—
Warrant price greater than stock price	377,250.00		625,000.07

	1,613,250.38		1,600,000.36

Warrants outstanding and exercisable at December 31, 2004 are as follows:

Exercise Price	Outstanding		Exercisable Warrants
	Warrants	Weighted-Average Remaining Contractual Life-Years
$1.00	2,048,402	2.6	2,048,402
1.35	115,000	3.9	115,000
2.00	387,500.4		387,500
2.70	237,780	2.6	237,780
2.75	350,000	3.1	350,000
2.90	1,196,000	4.6	1,196,000
2.94	40,000	5.0	40,000
3.00	18,000	1.4	18,000
3.50	377,250	2.6	377,250

	4,769,932	3.0	4,769,932

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Assumptions

The fair value of options and warrants is estimated at grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2004	2003
Risk-free interest rate	3.34%	2.12%
Expected life-years	4.96	2.85
Expected volatility	0.00%	0.00%
Expected dividend rate	0.00%	0.00%

7.	Income Taxes –

The income tax provisions of $1,600 and $2,800 for the years ended December 31, 2004 and 2003, respectively, represent taxes currently payable.

Income tax computed at the U.S. federal statutory rate reconciled to the effective tax rate is as follows:

	Year Ended December 31,
	2004	2003
Taxes (benefit) at statutory tax rate	34.0%	(34.0)%
Effect of net operating loss	(40.1)	9.6
Nondeductible interest expense	5.7	29.3
Extraterritorial income exclusion	—	(14.0)
Other	0.5	9.7

	0.1%	0.6%

Significant components of net deferred tax assets are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Operating loss carryovers	$—	$423,100
Tax credit carryovers	69,700	58,400
Other temporary differences	98,800	96,500
Valuation allowance	(168,500)	(578,000)

Net deferred tax	$—	$—

The valuation allowance was provided as it is probable the deferred tax assets will not be realized. The valuation allowance increased (decreased) $(409,500) and $98,800 in 2004 and 2003, respectively, primarily because of the Company’s inability (ability) to utilize net operating losses.

State tax effects are immaterial and not separately disclosed.

8.	Employee Benefit Plan –

The Company maintains a 401(k) plan for its employees. The employees are allowed to contribute to the Plan as provided under the law. Any matching contributions by the Company are at the discretion of the Board of Directors. There were no matching contributions for the years ended December 31, 2004 and 2003.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

9.	Commitments –

Operating Leases

Facilities are leased under operating leases expiring through 2007. The leases require monthly base rents plus increases for operating expenses and/or property taxes as defined in the leases. Rent expense for all leases was approximately $164,300 and $155,300 for 2004 and 2003, respectively.

Approximate future minimum lease payments are as follows:

Year	Amount
2005	$113,400
2006	102,000
2007	20,100

$235,500

Employment Agreements

The Company has an employment agreement with its President and Chief Executive Officer at an annual salary of $280,000. The agreement also contains a provision that requires the Company to pay an amount equal to the annual salary if he is terminated without cause. The agreement can be terminated by either party with a 30-day written notice to the other.

The Company has an employment agreement with its Senior Vice President at an annual salary of $156,000. The agreement also contains a provision that requires the Company to pay an amount equal to one half the annual salary if he is terminated without cause. The agreement can be terminated by either party with a 30-day written notice to the other.

10.	Major Customers and Geographic Information –

The following table shows by major customer and by country the percentage of revenues for the respective years and the percentage of receivables at December 31 of the respective years:

Major Customers

	2004		2003
Customer (Location)	Revenues	Receivables	Revenues	Receivables
A (Singapore)	32%	26%	33%	54%
B (Japan)	17	—	13	—
C (Taiwan)	13	27	—	—
D (Korea)	8	15	—	—
E (Taiwan)	5	—	20	16
F (Taiwan)	1	1	7	10

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

Geographic Information

	2004	2003
Revenues
Singapore	$2,200,200	$1,130,300
Taiwan	1,076,000	704,300
Japan	997,100	368,100
Korea	460,000	—
Malaysia	325,700	36,300
Others outside the United States	236,005	114,338
United States	539,000	480,000

	$5,834,005	$2,833,338

Property and Equipment, net
United States	$41,596	$40,222
Outside the United States	643	1,072

	$42,239	$41,294

11.	Contingencies and Uncertainty –

In an agreement dated April 19, 2002, the Company’s President and Chief Executive Officer (President) forgave the payment of his accrued salary of $1,245,575 and released the Company, its successors, its officers and directors from any liability in connection with the accrued salary. In exchange, the Company agreed that its President will receive certain proceeds, if any, that Scanner may receive out of litigation involving patents that Scanner had licensed. Under the agreement, the Company keeps 60% of any proceeds of the currently ongoing litigation and pays its President 40% of such proceeds until the Company has been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and its President has received the total of $1,254,575. If one party receives all the amounts owing to such party before the other party’s claim under this provision is satisfied, the other party receives 100% of the proceeds until its claim is satisfied. If any proceeds remain after such payment, the Company’s President receives 50% of such remainder. He also has a right to receive part of the proceeds, if any, the Company may receive out of any subsequent litigation involving the licensed patents. The Company keeps 60% of any such proceeds until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and its President receives 40% of any such proceeds until he has received a total of $1,254,575 of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds of the subsequent litigation remain after such distribution, the Company will pay 25% of such remaining proceeds to its President.

To provide the Company’s Senior Vice President with an incentive to continue his employment with the Company, and to compensate him for compensation in recent years which the Company believes was less than he might have received in a comparable position elsewhere, the Senior Vice President was also a party to the agreement regarding the distribution of litigation proceeds. The Company agreed to pay him 20% of the remaining proceeds, if any, Scanner receives out of the current ongoing litigation, and 25% of the remaining proceeds, if any, that Scanner may receive out of any future litigation involving the licensed patents, and that remain after the aforesaid payments to the Company and its President have been made out of such proceeds.

In 2000, the Company instituted a lawsuit against ICOS Vision Systems Corp. N.V., a Belgian corporation (“ICOS”) for infringement of two of its patents. The patents relate to three-dimensional ball array inspection apparatus and method. In June 2003, the Company reached a settlement with ICOS concerning one-illumination source inspection systems. Pursuant to the

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

settlement agreement, ICOS made a one-time payment of $400,000 to the Company, in 2003, to settle all issues with regard to these one-light source inspections systems. The District Court found no infringement with regard to the two-illumination source devices that ICOS sold. The Company agreed to the settlement agreement with respect to one-light source devices in order to allow it to immediately appeal the court’s ruling concerning inspection systems involving two-light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. In connection with the settlement, the Company paid its President $160,000 pursuant to the agreement noted above. The Company recorded the $400,000 settlement less the $160,000 paid to its President in other income in its consolidated financial statements for the year ended December 31, 2003. On April 23, 2004, the United States Court of Appeals ruled in the Company’s favor with regard to the two-illumination source devices, finding that the claim terms “an illumination apparatus” and “illuminating” in the Company’s patents encompass one or more illumination sources and overturned the District Court’s entry of summary judgment of no infringement. A trial date of March 14, 2005 has been set for the ongoing litigation with ICOS. The Company intends to continue to vigorously enforce its patent rights and expects to incur significant additional expenses in 2005 to pursue its claims. The Company believes that any unfavorable decision will not have a material adverse effect on its consolidated financial statements.

In 2002, the Company brought suit against two law firms that previously represented the Company in the patent litigation described above. The Company demanded a full and complete accounting for the fees and expenses charged by these firms in connection with the patent litigation. The Company paid the law firms the total amount of $558,652 in legal fees and costs. The law firms claimed that the Company owed them an additional $402,984. The trial took place in December 2003. In January 2004, the court decided that the number of hours billed by the law firms was grossly excessive and, therefore, reduced the amount still payable to the law firms by $322,432. At December 31, 2003, the entire amount requested by the law firms of $402,984 was included in accounts payable in the consolidated balance sheet. Scanner reflected the reduction in accounts payable and recorded other income in its consolidated financial statements for the year ended December 31, 2004.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,238,114	$1,455,423
Accounts receivable, less allowance of $40,000	1,152,483	1,518,477
Inventories, less allowance of $81,000 and $63,000	1,881,388	1,850,852
Prepaid expenses	32,944	52,431

TOTAL CURRENT ASSETS	4,304,929	4,877,183

PROPERTY AND EQUIPMENT	42,648	42,239

PATENT RIGHTS	205,836	221,274

OTHER	9,590	9,590

	$4,563,003	$5,150,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank line of credit	$490,000	$490,000
Accounts payable	649,257	404,838
Accrued expenses	119,022	149,804

TOTAL CURRENT LIABILITIES	1,258,279	1,044,642

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 50,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, no par value, 50,000,000 shares authorized;
12,053,568 and 11,991,068 shares issued and outstanding	5,883,752	5,783,627
Stock options and warrants	875,540	863,165
Notes receivable for common stock	(153,900)	(153,900)
Accumulated deficit	(3,300,668)	(2,387,248)

	3,304,724	4,105,644

	$4,563,003	$5,150,286

See notes to condensed consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES	$504,219	$1,249,784

COST OF GOODS SOLD	235,630	352,600

GROSS PROFIT	268,589	897,184

OPERATING EXPENSES
Selling, general and administrative	639,752	564,172
Research and development	46,090	93,290
Legal fees	490,390	68,503

	1,176,232	725,965

INCOME (LOSS) FROM OPERATIONS	(907,643)	171,219

OTHER INCOME (EXPENSE)
Other income	2,086	322,432
Interest expense	(6,663)	(151,579)

INCOME (LOSS) BEFORE INCOME TAXES	(912,220)	342,072

INCOME TAXES	1,200	1,800

NET INCOME (LOSS)	$(913,420)	$340,272

NET INCOME (LOSS) PER SHARE – BASIC AND DILUTED	$(0.08)	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	12,028,735	10,426,724

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	12,028,735	10,976,340

See notes to condensed consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$(913,420)	$340,272
Adjustments to reconcile net income (loss) to net cash provided (used)
by operating activities:
Depreciation	5,229	4,605
Amortization of patent rights	15,438	15,438
Stock option compensation expense	33,000	—
Amortization of deferred financing costs	—	132,617
Reduction of lawsuit settlement payable	—	(322,432)
Changes in operating assets and liabilities:
Accounts receivable	365,994	20,690
Inventories	(30,536)	(175,319)
Prepaid expenses and other	19,487	(16,351)
Accounts payable	244,419	98,287
Accrued expenses	(30,782)	84,788
Customer deposits	—	(20,940)

Net cash provided (used) by operating activities	(291,171)	161,655

INVESTING ACTIVITY
Purchases of property and equipment	(5,638)	(3,539)

FINANCING ACTIVITIES
Proceeds from the exercise of stock options and warrants	79,500	265
Net payments on bank line of credit	—	(111,000)

Net cash provided (used) by financing activities	79,500	(110,735)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(217,309)	47,381

CASH AND CASH EQUIVALENTS
Beginning of period	1,455,423	170,082

End of period	$1,238,114	$217,463

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$6,663	$7,422
Income taxes	1,200	1,800

See notes to condensed consolidated financial statements.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	Basis of Presentation and Significant Accounting Policies –

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements and footnotes for the year ended December 31, 2004 included in our Annual Report on Form 10-KSB.

Nature of Business

The Company invents, develops and markets machine-vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. The Company’s customer base is small in numbers and global in location.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Scanner Technologies Corporation and its wholly-owned subsidiary, Scanner Technologies Corporation International, incorporated in the United States and registered in Singapore. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenue is earned primarily through sales of vision inspection products to distributors and to third party customers. For sales to distributors, revenue is recognized upon shipment as the distributors have no acceptance provisions and title passes at shipment. For sales to third party customers, title passes at shipment; however, the customer has certain acceptance provisions relating to installation and training. These provisions require the Company to defer revenue recognition until the equipment is installed and the customers’ personnel are trained. As a result, revenue is recognized for third party customers once the product has been shipped, installed and customer personnel are trained. This process typically is completed within two weeks to a month after shipment.

Estimates

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates relate to the valuation allowance on deferred tax assets.

Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

Accounts Receivable

Accounts receivable arise from the normal course of selling products on credit to customers. An allowance for doubtful accounts has been provided for estimated uncollectable accounts. Accounts receivable balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. Individual accounts are charged against the allowance when collection efforts have been exhausted.

Fair Value of Financial Instruments

The carrying amounts of financial instruments consisting of cash and cash equivalents, accounts receivable, bank line of credit, accounts payable and accrued expenses approximate their fair values.

Inventories

Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out method. The Company has provided an allowance for estimated excess and obsolete inventories equal to the difference between the cost of inventories and the estimated fair value based on assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using accelerated methods. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term.

Patent Rights

Patent rights are stated at cost less accumulated amortization. Amortization is provided using the straight- line method over six years, the deemed useful lives of the patents.

Long-Lived Assets

All long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. This evaluation is performed at least annually. An impairment loss is recognized when estimated cash flows to be generated by those assets are less than the carrying value of the assets. When an impairment loss is recognized, the carrying amount is reduced to its estimated fair value, based on appraisals or other reasonable methods to estimate value.

Product Warranty

An accrual is provided for estimated incurred but unidentified product warranty issues based on historical activity. The warranty accrual and related expenses were not significant.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

Accounting for Stock-Based Compensation

The Company has a stock-based employee compensation plan consisting of stock options and warrants. The Company has not adopted Statement of Accounting Standards (SFAS) No. 123 to expense stock options and continues to apply the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee/director stock options and warrants. Accordingly, any compensation cost for stock options and warrants is measured as the excess, if any, of the fair market value of the Company’s stock at the measurement date over the employee’s/director’s option and warrant exercise price. Any resulting compensation expense is amortized ratably over the related vesting period. Options and warrants to non-employees/directors are accounted for as required by SFAS No. 123.

The Company estimates the fair value of options and warrants at the grant date using the Black-Scholes option pricing model. The model takes into consideration weighted average assumptions related to the following: risk-free interest rate; expected life years; expected volatility; and expected dividend rate. Since the Company’s stock is thinly traded, volatility is set at 0% as permitted by SFAS 123.

If the Company recognized warrant and stock option compensation expense based on fair value at date of grant, consistent with the methods prescribed by SFAS No. 123, the pro forma net income (loss) per share — basic and diluted would remain the same as reported for the three months ended March 31, 2005 and 2004. The net income (loss) for the three months ended March 31, 2005 and 2004 would change to the pro forma amounts below:

	Three Months Ended March 31,
	2005	2004
Net income (loss):
As reported	$(913,420)	$340,272
Warrant and stock option amortization cost	(12,454)	(7,651)

Pro forma	$(925,874)	$332,621

Income Taxes

The Company is taxed as a domestic U.S. corporation under the Internal Revenue Code. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the tax asset will not be utilized.

Credit Risk

The Company maintains cash and cash equivalents in bank accounts which may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

Significant concentrations of credit risk exist in accounts receivable, which are due from customers located primarily in the Far East and the United States.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average common shares outstanding for the reported period. Diluted net income (loss) per share reflects the potential dilution that could occur if holders of warrants and options that are not antidilutive converted their holdings into common stock. The dilutive effect of options and warrants included 549,616 additional shares for the three months ended March 31, 2004.

Options and warrants to purchase 5,479,099 and 1,572,225 shares of common stock with a weighted average exercise price of $1.91 and $2.15 were excluded from the diluted computation for the three months ended March 31, 2005 and 2004, respectively, because they were antidulitive.

2.	Contingencies and Uncertainty –

In an agreement dated April 19, 2002, the Company’s President and Chief Executive Officer (President) forgave the payment of his accrued salary of $1,254,575 and released the Company, its successors, its officers and directors from any liability in connection with the accrued salary. In exchange, the Company agreed that its President will receive certain proceeds, if any, that Scanner may receive out of litigation involving patents that Scanner had licensed. Under the agreement, the Company keeps 60% of any proceeds of the currently ongoing litigation and pays its President 40% of such proceeds until the Company has been reimbursed for all attorney fees and other expenses incurred in connection with the current litigation, and its President has received the total of $1,254,575. If one party receives all the amounts owing to such party before the other party’s claim under this provision is satisfied, the other party receives 100% of the proceeds until its claim is satisfied. If any proceeds remain after such payment, the Company’s President receives 50% of such remainder. He also has a right to receive part of the proceeds, if any, the Company may receive out of any subsequent litigation involving the licensed patents. The Company keeps 60% of any such proceeds until its attorney fees and other expenses incurred in connection with the current and any subsequent litigation have been reimbursed, and its President receives 40% of any such proceeds until he has received a total of $1,254,575 of the proceeds of the currently ongoing and any subsequent litigation. If any proceeds of the subsequent litigation remain after such distribution, the Company will pay 25% of such remaining proceeds to its President.

To provide the Company’s Senior Vice President with an incentive to continue his employment with the Company, and to compensate him for compensation in recent years which the Company believes was less than he might have received in a comparable position elsewhere, the Senior Vice President was also a party to the agreement regarding the distribution of litigation proceeds. The Company agreed to pay him 20% of the remaining proceeds, if any, Scanner receives out of the current ongoing litigation, and 25% of the remaining proceeds, if any, that Scanner may receive out of any future litigation involving the licensed patents, and that remain after the aforesaid payments to the Company and its President have been made out of such proceeds.

In 2000, the Company instituted a lawsuit against ICOS Vision Systems Corp. N.V., a Belgian corporation (“ICOS”) for infringement of two of its patents. The patents relate to three-dimensional ball array inspection apparatus and method. In June 2003, the Company reached a settlement with ICOS concerning one-illumination source inspection systems. In 2003, pursuant

SCANNER TECHNOLOGIES CORPORATION AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(unaudited)

to the settlement agreement, ICOS made a one-time payment of $400,000 to the Company to settle all issues with regard to these one-light source inspections systems. The District Court found no infringement with regard to the two-illumination source devices that ICOS sold. The Company agreed to the settlement agreement with respect to one-light source devices in order to allow it to immediately appeal the court’s ruling concerning inspection systems involving two-light sources, eliminating the need, delay and expense of a trial with regard to these systems at this stage. In connection with the settlement, the Company paid its President $160,000 pursuant to the agreement noted above. The Company recorded the $400,000 settlement less the $160,000 paid to its President in other income in its consolidated financial statements for the year ended December 31, 2003. On April 23, 2004, the United States Court of Appeals ruled in the Company’s favor with regard to the two-illumination source devices, finding that the claim terms “an illumination apparatus” and “illuminating” in the Company’s patents encompass one or more illumination sources and overturned the District Court’s entry of summary judgment of no infringement. A trial, to be decided by the judge, was held in March 2005 in the U. S. District Court for the Southern District of New York regarding the Company’s ongoing litigation with ICOS. Scanner’s prayer for relief includes requests for damages in the form of lost profits, a trebling of damages pursuant to 35 USC 284, and attorneys’ fees and costs. In its answer to the complaint, ICOS included counterclaims alleging various forms of unfair competition as well as seeking a declaration that the patents are invalid and not infringed. In addition, ICOS is requesting attorneys’ fees and costs. The judge is not expected to issue his decision on the case before June 2005. The Company intends to continue to vigorously enforce its patent rights and expects to incur significant additional expenses in 2005 to pursue its claims. The Company believes that any unfavorable decision will not have a material adverse effect on its consolidated financial statements.

In 2002, the Company brought suit against two law firms that previously represented the Company in the patent litigation described above. The Company demanded a full and complete accounting for the fees and expenses charged by these firms in connection with the patent litigation. The Company paid the law firms the total amount of $558,652 in legal fees and costs. The law firms claimed that the Company owed them an additional $402,984. The trial took place in December 2003. In January 2004, the court decided that the number of hours billed by the law firms was grossly excessive and, therefore, reduced the amount still payable to the law firms by $322,432. At December 31, 2003, the entire amount requested by the law firms of $402,984 was included in accounts payable in the consolidated balance sheet. Scanner reflected the reduction in accounts payable and recorded other income in its consolidated financial statements for the quarter ended March 31, 2004.

Prospective investors may rely only on the information contained in this prospectus. Scanner Technologies Corporation has not authorized anyone to provide prospective investors with information different form that contained in this prospectus. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Scanner Technologies Corporation

5,705,344 Shares of Common Stock

_________________

PROSPECTUS

_________________ ___________, 2005

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

        Under Section 53-11-4.1 of the NMBCA, a corporation may indemnify any person made a party to any proceeding by reason that the person is or was a director if the person acted in good faith and the person reasonably believed that, if acting in an official capacity for the corporation, that the person’s actions were in the corporation’s best interests, and if not acting in an official capacity for the corporation, that the person’s conduct at least was not opposed to the corporation’s best interests. In the case of a criminal proceeding, a corporation may indemnify a person who is made a party to any proceeding by reason that the person is or was a director if the person had no reasonable cause to believe that her conduct was unlawful. Indemnification may be made against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a specific proceeding. But if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and shall not be made in respect of any proceeding in which the person is determined to be liable to the corporation. A director may not be indemnified in any action charging improper personal benefit to the director.

        No indemnification is allowed until after a determination has been made that indemnification is permissible because the officer has met the requirements outlined above. This determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if such a quorum cannot be obtained, a majority vote of a committee of the board duly designated to act in the matter by a majority vote of the full board, and consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel selected by the board of directors or a committee selected by the board of directors, or, if no committee can be selected, then by a majority vote of the full board; or (4) by the shareholders. Authorization of indemnification and determination as to the reasonableness of expenses shall be made in the same manner.

        Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation prior to the final disposition of the proceeding. Unless limited by the articles of incorporation, an officer is entitled to the same indemnification protections given to directors of the corporation, an officer, employee or agent of the corporation may receive indemnification and reimbursement of expenses the same as directors of the corporation, and an officer, employee or agent who is not a director may be expensed to a further extent, consistent with law, as may be provided for in the articles of incorporation, bylaws, general or specific action of the corporation’s board of directors, or contract.

        Our bylaws require us to indemnify anyone who is or was an officer, director or full time employee of our Company to the full extent allowed under Section 53-11-4.1 of the New Mexico Business Corporation Act.

Other Expenses of Issuance and Distribution

SEC registration fee	$498
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Printing and engraving expenses	$2,000
Blue Sky fees and expenses	$500
Transfer agent’s and registrar’s fees	$100

TOTAL	$28,098

        Except for the SEC registration fee, all of the foregoing fees and expenses have been estimated.

Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we issued the securities described below that were not registered under the Securities Act.

        (1)    On July 31, 2002, we issued 7,999,600 shares of common stock and five-year warrants to purchase an aggregate of 1,999,559 shares of common stock at $1.00 per share to the shareholders of Scanner Technologies Corporation, a Minnesota corporation (“Scanner Minnesota”), in connection with a merger with Scanner Minnesota.

        (2)    On July 31, 2002, in connection with the merger with Scanner Minnesota, warrants to purchase an aggregate of 225,000 shares of common stock of Scanner Minnesota at $2.75 per share held by six individuals were converted into warrants to purchase an aggregate of 59,445 units of our securities at $10.80 per unit, each unit consisting of four shares of our common stock and a five-year warrant to purchase one share of common stock at $1.00 per share.

        (3)    Between January 2003 and August 2003, we sold an aggregate of 500,000 shares of common stock at $2.50 per share to fourteen individuals through a private placement offering. In addition, the purchasers received three-year warrants to purchase an aggregate of 125,000 shares of common stock at $3.00 per share.

        (4)    In January 2003, we issued 477 shares of common stock in January 2003 upon the exercise of warrants by two holders at $1.00 per share.

        (5)    On April 10, 2003, we issued a three-year warrant to purchase 25,000 shares of common stock at $2.75 per share to a lender in connection with the issuance of a $100,000 note payable in exchange for cash.

        (6)    Between April 14 and May 15, 2003, we issued warrants to nine individuals as consideration for guaranteeing our line of credit, which warrants consisted of (a) five-year warrants to purchase 325,000 shares of common stock at $2.75 per share and (b) thirty-day warrants to purchase 325,000 shares of the Company’s common stock at $2.00 per share and (c) two-year warrants to purchase 650,000 shares of common stock at $2.00 per share.

        (7)    Between May 1 and May 31, 2003, we issued 325,000 shares of common stock upon the exercise of warrants at $2.75 per share to nine individuals.

        (8)    On December 5, 2003, we issued a five-year warrant to purchase 250,000 shares of common stock at $1.35 per share to an individual in exchange for professional services related to financing arrangements.

        (9)    On January 19, 2004, the Company issued 265 shares of common stock upon the exercise of a warrant at $1.00 per share by the holder.

        (10)  On January 30, 2004, we granted options to purchase an aggregate of 364,000 shares of common stock at $1.20 per share to eleven employees.

        (11)  On January 30, 2004, we granted options to purchase an aggregate of 330,000 shares of common stock at $1.32 per share to four employees.

        (12)  On March 31, 2004, we granted options to purchase an aggregate of 60,000 shares of common stock at $1.50 per share to four employees.

        (13)    In May 2004, we issued an aggregate of 2,974 shares of common stock to two individuals upon the exercise of warrants at $1.00 per share.

        (14)    On June 23, 2004, we issued 25,000 shares of common stock to one individual upon the exercise of a warrant at $2.00 per share.

        (15)    On April 13, 2004, in exchange for services, the Company issued to a consultant a two-year stock option to purchase 40,000 shares of common stock of the Company at $2.00 per share.

        (16)    From August 10 to August 17, 2004, we issued an aggregate of 7,000 shares to three individuals upon the exercise of warrants at $3.00 per share.

        (17)    From August 13 to August 16, 2004, we issued 237,500 shares to from individual upon the exercise of warrants at $2.00 per share.

        (18)    From August 12 to August 16, 2004, we issued an aggregate of 135,000 shares to three individuals upon the exercise of warrants at $1.35 per share.

        (19)    On August 17, 2004, we issued 1,150,000 units (each unit consisting of one share of common stock and a warrant to purchase one share of common stock at $2.90 per share) for $1.30 per unit to an investor in a private placement. In connection with the private placement, we also issued a warrant to purchase 46,000 shares of common stock at $2.90 per share to a selling agent.

        (20)    On August 24, 2004, we issued warrants to purchase an aggregate of 202,250 shares at $3.50 per share to eleven individuals as an incentive to exercise warrants, which warrants were exercised between June 23 and August 17, 2004.

        (21)    On August 24, 2004, we issued warrants to purchase an aggregate of 175,000 shares at $3.50 per share to five individuals in consideration for their agreement to extend their guarantees on our line of credit.

        (22)    On October 15, 2004, we issued 6,870 shares of common stock to one individual upon the exercise of warrants at $1.00 per share.

        (23)    On December 27, 2004, we issued five-year warrants to purchase an aggregate of 40,000 shares of common stock at $2.94 per share to the new Directors of the Company.

        (24)    Between May 6, 2005 and May 16, 2005, we issued an aggregate of 155,000 shares to five warrant holders upon exercise of warrants at $2.00 per share.

        The issuances of common stock upon exercise of warrants described in paragraphs (4), (9), (13) and (22) and the option and warrant grants described in paragraphs (9) – (11), (14) and (23)-(24) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering and the offers and sales were made to a limited number of investors in private transactions. Appropriate legends were affixed to the share certificates issued in such transactions.

        The offers, sales, and issuances of units, common stock and/or warrants described in all other paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering and the offers and sales were made to a limited number of investors in private transactions. All but 29 investors involved in the transaction described in paragraph (3) were accredited. The other transactions covered in this paragraph involved only accredited investors. Appropriate legends were affixed to the share certificates issued in such transactions.

        No underwriters were involved in connection with the above-referenced transactions.

Exhibits

        See the “Exhibit Index” immediately following the signature page to this Registration Statement.

Undertakings

        The undersigned small business issuer hereby undertakes:

        (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information or the registration statement; and

(iii)	include any additional or changed material information on the plan of distribution.

        (2)    For determining liability under the Securities Act of 1933, as amended (the “Act”), to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

        (3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on June 15, 2005.

SCANNER TECHNOLOGIES CORPORATION
By:	/s/ Elwin M. Beaty

Elwin M. Beaty Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

June 15, 2005	/s/ Elwin M. Beaty

Chief Executive Officer, President, Chief Financial Officer and Director (Principal executive officer and principal financial and accounting officer)

June 15, 2005	/s/ David P. Mork

David P. Mork Senior Vice President and Director

June 15, 2005	/s/ Betsy Brenden Radtke

Betsy Brenden Radtke Director

June 15, 2005	/s/ Michael A. Thorsland

Michael A. Thorsland Director

SCANNER TECHNOLOGIES CORPORATION
Exhibit Index for
Registration Statement on Form SB-2

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant — incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002

3.2	Amended and Restated Bylaws of the Registrant — incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed on August 15, 2002

5.1*	Opinion and Consent of Fredrikson & Byron, P.A.

10.1	License Agreement dated November 16, 1990 between the Registrant, Elwin M. Beaty and Elaine E. Beaty — incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002

10.2	Agreement dated April 19, 2002 among the Registrant, Elwin M. Beaty and David P. Mork relating to forgiveness of salary — incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002

10.3	Lease Agreement dated December 7, 2000 between Registrant and Carleton Investors, L.L.C. relating to Registrant’s Arizona premises — incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002

10.4	Amendment to Lease dated December 15, 2003 and Second Amendment to Lease dated January 21, 2004 between Registrant and Carleton Investors, L.L.C. relating to Registrant’s Arizona premises — incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003

10.5	Amendment to Lease Agreement dated November 21, 2003 between Registrant and Parkers Lake II Realty Corp. relating to Registrant’s Minnesota premises — incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003

10.6	Employment Agreement dated January 1, 2004 between the Company and Elwin M. Beaty — incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004**

10.7	Employment Agreement dated January 1, 2004 between the Company and David P. Mork — incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004**

10.8	Business Loan Agreement dated March 28, 2002 between the Company and Bremer Bank, N.A. — incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004

10.9	Promissory Note dated March 31, 2003 in favor of Bremer Bank, N.A., Commercial Security Agreement dated March 31, 2003 between the Company and Bremer Bank, N.A. and Change in Terms Agreement dated March 31, 2003 between the Company and Bremer Bank, N.A. — incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004

Exhibit Number	Description

10.10	Change in Terms Agreements dated June 22, 2004 and October 22, 2004 between the Company and Bremer Bank, N.A. — incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004

10.11	2004 Equity Incentive Plan — incorporated by reference to Appendix to Registrant’s Proxy Statement for its 2005 Annual Shareholders Meeting filed on May 2, 2005**

10.12	Form of incentive stock option agreement and nonqualified stock option agreement currently used under the 2004 Equity Incentive Plan — incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004**

10.13	Form of restricted stock agreement currently used under the 2004 Equity Incentive Plan — incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004**

10.14	Common Stock Purchase Warrant (20,000 shares) dated December 27, 2004 issued to Betsy Brenden Radtke — incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004**

10.15	Common Stock Purchase Warrant (20,000 shares) dated December 27, 2004 issued to Michael A. Thorsland — incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004**

21.1	Subsidiary of the Registrant — incorporated by reference to Exhibit 21 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002

23.1*	Consent of Lurie Besikof Lapidus & Company, LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

*Filed herewith. **Management agreement or compensatory plan or arrangement.